                                                               EXHIBIT 10.21

                           LEASE AGREEMENT AND OPTION
                           TO PURCHASE REAL PROPERTY

                               TABLE OF CONTENTS

                                                                                                      PAGE
I.       PROPERTY LEASED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
         1.1    DEMISE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
         1.2    COVENANT OF QUIET ENJOYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1

II.      TERM           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
         2.1    TERM    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
         2.2    EXTENSIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
         2.3    POSSESSION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
         2.4    HOLDOVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
         2.5    END OF TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
                (a)   Fixtures and Personalty . . . . . . . . . . . . . . . . . . . . . . . . . . .       2
                (b)   Joint Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2

III.     CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
         3.1    RENT    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
         3.2    EXTENSION RENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
         3.3    PREPAID RENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
         3.4    ADDITIONAL CHARGES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
         3.5    LATE CHARGES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5

IV.      INSURANCE      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
         4.1    COVERAGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
         4.2    POLICIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5
         4.3    ADJUSTING; PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
         4.4    JOINT EFFORTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
         4.5    WAIVER OF SUBROGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
         4.6    CANCELLATION OF INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
         4.7    LOSS AND DAMAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7

V.       THE PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
         5.1    USE AND SERVICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
         5.2    REPAIRS AND MAINTENANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
         5.3    ALTERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
         5.4    LIENS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
         5.5    SIGNS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
         5.6    INSPECTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
         5.7    LICENSE AND LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10
         5.8    DAMAGE OR DESTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10

         5.9    WARRANTIES; DISCLAIMER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11
         5.10   CONTRACTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11

VI.      TAXES AND OTHER CHARGES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11
         6.1    PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11
         6.2    CONTESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       12
         6.3    LIMITATION; SUBSTITUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       12

VII.     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       13

VIII.    ENFORCEMENT    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       14
         8.1    DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       14
         8.2    CURE BY LESSOR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15
         8.3    LESSOR'S REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       15
         8.4    ACCELERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
         8.5    SUITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
         8.6    WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
         8.7    PROOF OF CLAIM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
         8.8    INJUNCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
         8.9    INDEPENDENT RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
         8.10   NON-WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
         8.11   WAIVER OF DISTRESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17
         8.12   FAILURE TO OPERATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17

IX.      NO RENT ABATEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       18

X.       CONDEMNATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       18
         10.1   ENTIRE AWARD  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       18
         10.2   SUBSTANTIAL TAKING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       18
         10.3   PARTIAL TAKING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       18
         10.4   EASEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19
         10.5   LESSEE'S INDEPENDENT AWARD  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20

XI.      SUBORDINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20

XII.     ASSIGNMENT     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20
         12.1   BY LESSOR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20
         12.2   BY LESSEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20
         12.3   ASSUMPTION BY ASSIGNEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       21

XIII.    ESTOPPEL CERTIFICATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       21

XIV.     HAZARDOUS SUBSTANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
         14.1   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22

         14.2   UNDERGROUND STORAGE TANK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
         14.3   LESSEE'S UST OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
         14.4   UST REMEDIATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
         14.5   REMOVAL DATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
         14.6   CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
         14.7   INDEMNIFICATION OF LESSEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
         14.8   ACCESS AND COOPERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
         14.9   COMPLIANCE WITH LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
         14.10  NOTICES TO LESSOR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
         14.11  REMOVAL AND DISPOSAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25
         14.12  ENVIRONMENTAL AUDITS BY LESSOR  . . . . . . . . . . . . . . . . . . . . . . . . . .       25
         14.13  REMEDIATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
         14.14  REMEDIATION BY THIRD PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
         14.15  LEASE EXPIRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27

XV.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27
         15.1   ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27
         15.2   NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27
         15.3   ADDRESS FOR PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27
         15.4   CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
         15.5   SUCCESSORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
         15.6   RECORDING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
         15.7   COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
         15.8   NO AGENCY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
         15.9   TIME OF THE ESSENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
         15.10  BINDING EFFECT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
         15.11  HEADINGS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
         15.12  JOINT AND SEVERAL LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
         15.13  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
         15.14  BROKERAGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       29
         15.15  RADON . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30

XVI.     OPTION         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
         16.1   GRANT OF OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
         16.2   PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
         16.3   TERM    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
         16.4   OPTION EXTENSION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
         16.5   EXERCISE OF OPTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
         16.6   INSPECTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30
         16.7   ZONING AND PERMITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
         16.8   CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
                (a)   TIME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
                (b)   PLACE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
                (c)   DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31

                      (i)   DEED  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
                      (ii)  AFFIDAVITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
                      (iii) OTHER DOCUMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
                (d)   PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
                (e)   REAL ESTATE TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
                (f)   TRANSFER TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
                (g)   RECORDING FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
                (h)   TITLE INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
                (i)   ESCROW FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
                (j)   DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
         16.9   NO FURTHER ENCUMBRANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
         16.10  NOTICES       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
         16.11  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32

XVII.    SECURITY DEPOSIT     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32

EXHIBIT "A"           LEGAL DESCRIPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       34

EXHIBIT "B"           CONTRACT FOR SALE OF REAL ESTATE  . . . . . . . . . . . . . . . . . . . . . .       35
                            EXHIBIT "A"    LEGAL DESCRIPTION  . . . . . . . . . . . . . . . . . . .       44

                            EXHIBIT "B"    PERMITTED EXCEPTIONS . . . . . . . . . . . . . . . . . .       45

                           LEASE AGREEMENT AND OPTION
                           TO PURCHASE REAL PROPERTY

         THIS AGREEMENT (the "Lease"), is made this 23rd day of January, 1996 (the "Lease Date"), by and between BURGER KING CORPORATION, a Florida corporation, ("Lessor"), and PRECISION RESPONSE CORPORATION, a Florida corporation ("Lessee"), whose address is 1505 N. W. 167th Street, Miami, Florida 33169.

         In consideration of the covenants contained in this Agreement, the parties agree as follows:

                                       I.

                                PROPERTY LEASED

Section 1.1 DEMISE. Lessor leases to Lessee and Lessee leases from Lessor the following property (the "Land") along with the building (the "Building") and other improvements constructed on it (collectively, the "Premises").

                 Legal
                 Description:     See Exhibit "A" attached hereto and made a
                                  part hereof.

                 Commonly
                 described as:          BURGER KING(R) NRP #4370
                                        11975 S. W. 140TH TERRACE
                                        MIAMI, FLORIDA

Subject to all conditions and restrictions of record, easements of record and in place, conditions and restrictions of the Turnpike-McNeil Development, Ltd. Architectural Review Board (the "Board"), zoning and any condition that a physical inspection of the Premises and an accurate and complete survey would disclose. A copy of the covenants, conditions and restrictions of the Board shall be delivered to Lessee.

Section 1.2 COVENANT OF QUIET ENJOYMENT. Lessor promises, subject to Lessee's performance of all the terms and conditions of the Lease, that Lessee_shall be entitled to the quiet and peaceful enjoyment and undisturbed possession of the Premises for the term of this Lease.

                                        II.

                                       TERM

Section 2.1 TERM. The term of this Lease (the "Term") shall be for three (3) years commencing on January ___, 1996 (the "Commencement Date"), and expiring on January 31, 1999 (the "Original Term Expiration Date"), unless sooner terminated as provided in this Lease.

Section 2.2 EXTENSIONS. Provided Lessee is in good standing and not in default in the manner described in Section 8.1, Lessee shall have the option to extend the Term upon the same terms and conditions, for three (3) five (5) year periods (each is an "Extension") commencing at midnight on the date on which the preceding Term or Extension expires. Each Extension must be exercised in writing by Lessee giving written notice to Lessor not less than ninety (90) days prior to the expiration of the Term or any Extension.

Section 2.3  POSSESSION.  Possession of the Premises shall be delivered to the
Lessee on the Commencement Date.   Lessee shall have access and use of the
Premises seven (7) days a week and twenty-four (24) hours per day.

Section 2.4 HOLDOVER. Any holdover at the expiration of the Term with the written consent of Lessor shall be on a month to month basis, which tenancy may be terminated by Lessor giving Lessee not less than fifteen (15) days notice. During such holdover tenancy, Lessee agrees to pay Lessor on a monthly basis all increased rentals and other charges that would have been due under this Lease and agrees to continue to be bound by all of the terms of this Lease that are applicable at that time. In the event Lessee holds over without consent of Lessor, the rent during any holdover period shall be double the average rent that was due during the last year of the Term.

Section 2.5  END OF TERM.

         (a) Fixtures and Personalty. Lessor hereby waives any right to claim any personalty owned or leased by Lessee and located on the Premises.
The personalty may then be removed by Lessee or the lessor of such personalty provided that the Premises are restored to their original condition at Lessee's sole expense. Any such personalty not removed within fifteen (15) days after the Lease expiration or termination shall be deemed abandoned and, at Lessor's option, become the property of Lessor.

         (b) Joint Inspection. During a period no earlier than three (3) weeks and no later than one (1) week prior to the end of the Term, Lessor and Lessee shall conduct a joint inspection of the Premises and Lessor shall make a list of any items of repair and maintenance which may be needed to put the Premises in good condition and repair, excluding ordinary wear and tear, and those structural items which Lessor is obligated to maintain pursuant to
Section 5.2. If the items on such list cannot be completed by Lessee by the end of the Term, then Lessee shall pay to Lessor by the end of the Term the reasonable cost of such repairs as estimated by Lessor. Lessee's obligation to make such payment shall survive the termination of this Lease. Any failure by the parties to conduct the joint inspection shall not constitute a waiver of Lessee's obligations under this Sections 2.5 and 5.2 of this Lease.

                                      III.

                                 CONSIDERATION

Section 3.1 RENT. Lessee agrees to pay and Lessor agrees to accept a guaranteed minimum annual rental, plus sales tax, for each year of the Term of this Lease (such being hereinafter referred to as "Guaranteed Minimum Annual Rental"), to be payable in monthly installments in advance on the first day of each month during the Term of this Lease in the amounts shown on the "Rent Data Schedule" below.

                               RENT DATA SCHEDULE

                                           GUARANTEED MINIMUM                        MONTHLY
         LEASE YEAR*                       ANNUAL RENTAL                             INSTALLMENT
         -----------                       ------------------                        -----------
         2/1/96 - 1/31/97                  $157,060.00                               $13,088.33**
         2/1/97 - 1/31/98                  $165,517.00                               $13,793.08
         2/1/98 - 1/31/99                  $175,182.00                               $14,598.50

*The term "Lease Year" shall mean the first consecutive twelve (12) month period beginning on the Commencement Date of the Lease and each succeeding twelve (12) month period thereafter, whether fiscal or annual.

**There shall be no monthly installment of Guaranteed Minimum Annual Rent for the first two (2) months of the Term of this Lease. The first monthly installment shall be due March 1, 1996. If this Lease shall commence on any day other than the first day of a calendar month, the monthly installment for the first and last month of the Lease term shall be prorated.

Section 3.2  EXTENSION RENT.

In the event Lessee exercises its option to extend the Lease in accordance with
Section 2.2, Lessee agrees to pay to Lessor the Guaranteed Minimum Annual Rental, plus sales tax, to be payable in monthly installments in advance on the first day of each month during the Extension(s) of this Lease in the amounts shown on the "Extension Rent Data Schedule" below.

                          EXTENSION RENT DATA SCHEDULE


                                           GUARANTEED MINIMUM                        MONTHLY
         EXTENSIONS                        ANNUAL RENTAL                             INSTALLMENT
         ----------                        ------------------                        -----------
         First Extension
         ---------------

         2/1/99 - 1/31/00                  $181,223.00                               $15,101.92
         2/1/00 - 1/31/01                  $187,263.00                               $15,605.25
         2/1/01 - 1/31/02                  $193,303.75                               $16,108.65
         2/1/02 - 1/31/03                  $199,344.50                               $16,612.04
         2/1/03 - 1/31/04                  $205,385.25                               $17,115.44

         Second Extension
         ----------------

         2/1/04 - 1/31/05                  $211,546.81                               $17,628.90
         2/1/05 - 1/31/06                  $217,893.21                               $18,157.77
         2/1/06 - 1/31/07                  $224,430.00                               $18,702.50
         2/1/07 - 1/31/08                  $231,162.91                               $19,263.58
         2/1/08 - 1/31/09                  $238,097.80                               $19,841.48

         Third Extension
         ---------------

         2/1/09 - 1/31/10                  $245,240.73                               $20,436.73
         2/1/10 - 1/31/11                  $252,597.96                               $21,049.83
         2/1/11 - 1/31/12                  $260,175.89                               $21,681.32
         2/1/12 - 1/31/13                  $267,981.17                               $22,331.76
         2/1/13 - 1/31/14                  $276,020.60                               $23,001.72

The Guaranteed Minimum Annual Rental shall sometimes hereinafter be referred to as the "Rent."

Section 3.3  PREPAID RENT.    Upon execution of this Lease, Lessee shall
deposit Thirteen Thousand Eighty-Eight and No/100 Dollars ($13,088.00) with Lessor, which amount represents the first month's Rent for the initial Term.

Section 3.4  ADDITIONAL CHARGES.   Lessee and Lessor agree that all taxes,
costs, common area maintenance fees and assessments, expenses and charges of every kind and nature ("Additional Charges") relating to the Premises or assessed by the Board (except those taxes of Lessor referred to in Section 6.3, structural repairs to be made by Lessor pursuant to Section 5.2, and any payments for interest or principal under any mortgage relating to the Premises) which may arise or become due during the Term or any Extension, shall be paid by Lessee, and that Lessee shall indemnify and save harmless Lessor from and against them. Notwithstanding the foregoing, if any Additional Charges are payable in installments (excluding real and personal taxes and any other charge attributable to Lessee's use of the Premises), Lessee's obligation for payment shall extend only to those installments which must be paid during the Term (as same may be extended pursuant to Section 2.2). All Additional Charges which Lessee assumes or agrees to pay under any provisions of this Lease, together with all interest and penalties that may accrue on these Additional Charges in the event Lessee fails to pay them, as well as all other damages, costs and expenses, including, without limitation, reasonable attorneys' fees and other legal and court costs which Lessor may incur in enforcing this Lease, and any and all other sums that may become due by reason of Lessee's default or failure to comply with its obligations under this Lease, shall be deemed to be additional Rent. In the event of non-payment, Lessor shall have all the rights and remedies as provided in the case of non-payment of Rent.

Section 3.5 LATE CHARGES. All Rent, Additional Charges and any other charges shall be paid to Lessor without notice or demand and without abatement, deduction or set-off, except as otherwise expressly provided in this Lease.
All payments not paid within fifteen (15) days of the date when due shall bear interest at the rate of twelve percent (12%) per annum and payments delinquent more than thirty (30) days shall be subject to a late fee of ten percent (10%) of the rental amount due and payable. In the event such interest rate shall be void or unenforceable under the laws of the jurisdiction where the Premises are located, the highest rate of interest permitted within such jurisdiction shall be charged.

                                      IV.

                                   INSURANCE

Section 4.1  COVERAGE.   During the Term, Lessee, at its own cost and expense,
shall:

         (a) Keep the Premises and the fixtures and personalty on it insured with an all risk property insurance policy in an amount of at least SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00).

         (b) Upon execution of this Lease, Lessee shall provide and keep in force comprehensive or commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises or the adjoining streets and property, in limits of not less than ONE MILLION DOLLARS AND NO/100 ($l,000,000.00) per occurrence for bodily injury, not less than SEVEN HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($750,000.00) per occurrence for property damage, or in such other amounts as Lessor may
reasonably request.   The policy shall name Lessor as an additional insured.

Section 4.2  POLICIES.    All insurance required by Lessor and provided by
Lessee shall be carried in favor of Lessor and Lessee, as their respective interests may appear. If requested by Lessor, insurance against fire or other casualty shall provide that the proceeds of any loss shall be payable to the mortgagee under a standard mortgagee clause. All insurance shall be obtained from companies licensed to do business in the state in which the Premises are located and which have a rating by Best's Rating Guide of at least "A-" as to financial strength and "X(10)" as to financial size. Lessee shall procure policies for all insurance for periods of not less than one year and shall deliver to Lessor all policies or certificates of insurance with evidence of payment of all premiums. Lessee shall procure renewals of these policies from time to time before their respective expiration dates. All insurance policies shall be non-assessable and shall require thirty (30) days notice by registered or certified mail to Lessor of any cancellation or change adversely affecting Lessor's coverage under the policies. All property damage and business interruption policies of Lessee shall contain a waiver of any subrogation rights which Lessee's insurers may have against Lessor, even if the loss suffered is caused by the act, omission or negligence of Lessor.

Section 4.3 ADJUSTING; PROCEEDS. Claims for loss due to damage to the Premises under any policies provided for in this Lease shall be adjusted with the insurance companies:

         (a) by Lessee in the case of any particular casualty resulting in damage or destruction not exceeding $10,000.00, or

         (b) by Lessor and Lessee, in the case of any particular casualty resulting in damage or destruction exceeding $10,000.00 in the aggregate. The proceeds of any insurance shall be payable as follows:

                 (1) With respect to any loss not exceeding $10,000.00 in the aggregate, proceeds shall be paid to Lessee, who shall hold them in trust for the purpose of paying the costs of repair and restoration; and

                 (2) With respect to losses exceeding $10,000.00 in the aggregate, the proceeds shall be paid to Lessor and shall be applied to pay the costs of repair and restoration.

Section 4.4 JOINT EFFORTS. Lessee and Lessor shall cooperate in attempts to collect any insurance proceeds that may be due in the event of loss, and Lessee shall execute and deliver to Lessor such proofs of loss and other instruments which may be required for the purpose of recovering these proceeds.

Section 4.5 WAIVER OF SUBROGATION. Lessee agrees to look solely to the proceeds of his own insurer for indemnity against exposure for loss of property or business interruption. Lessee warrants that its property and business interruption insurers shall have no rights against Lessor by virtue of assignment, subrogation, loan agreement or otherwise.

Section 4.6 CANCELLATION OF INSURANCE. If any insurance policy covering the Premises or any part of it is canceled or is threatened by the insurer to be canceled, or if the coverage thereunder is reduced below the limits required under this Lease by the insurer for any reason, and if Lessee fails to remedy the condition giving rise to cancellation, threatened cancellation, or reduction of coverage within five (5) business days after notice thereof by Lessor, Lessor may, at its option, obtain replacement coverage at Lessee's expense and Lessee shall pay the cost of such insurance promptly upon demand.

Section 4.7 LOSS AND DAMAGE. Lessor shall not be liable for any death or injury occurring on the Premises, nor for the loss of or damage to any of the personalty or other property of Lessee or of others by theft or otherwise, from any cause whatsoever. Without limiting the generality of the foregoing, Lessor shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, dampness, gas, electricity, water, rain, snow, or leaks from any part of the Premises or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place by any other cause whatsoever. Lessor shall not be liable for any such damage caused by other persons or occupants of adjacent property, or the public, or caused by operations in construction of any private, public or quasi-public work. All of the personalty or any other property of Lessee kept or stored on the Premises shall be kept or stored at the risk of Lessee.

                                       V.

                                  THE PREMISES

Section 5.1   USE AND SERVICES.   During the Term of this Lease, Lessee shall
operate a call center, supporting a full-service direct marketing company on the Premises and for general administrative purposes. The Premises shall not be used for any other purpose.

Except as may be otherwise specifically provided by the terms of this Lease, Lessor shall not be required to furnish to Lessee any facilities or services of any kind whatsoever, such as, but not limited to water, sewer, steam, heat, gas, hot water, electricity, light and power.

Section 5.2 REPAIRS AND MAINTENANCE. Lessee shall, at all times during the Term, at its own cost and expense, put, keep and maintain the interior and exterior of the Premises and all fixtures and personalty located on it (other than the structural elements of the Premises, including the roof) and the electrical, plumbing and mechanical systems located thereon in good order and condition, subject to ordinary wear and tear and casualty damage and subject to all applicable terms of Sections 5.3 and 5.8, shall make all necessary and desirable repairs, restorations and replacements thereof, foreseen or unforeseen (hereinafter collectively called "Repairs"), and shall from here forward, use all reasonable precaution to prevent waste, damage or injury. Lessee shall also put, keep and maintain in good repair and free from dirt, snow, ice, rubbish and other obstructions or encumbrances, the sidewalks, parking areas, yards, plantings, gutters and curbs in front of and adjacent to the Premises. The provisions of this paragraph shall not exonerate Lessee from liability if Lessee has failed to maintain casualty insurance in accordance with Section 4.1(a).

In the event that Lessee fails or neglects to make all necessary Repairs or fulfill its other obligations as set forth above, Lessor or its agents may enter the Premises for the purpose of making such Repairs or fulfilling those obligations. All costs and expenses incurred as a consequence of Lessor's action shall be repaid by Lessee to Lessor within fifteen (15) days after Lessee receives copies of receipts showing payment by Lessor for such Repairs or other obligations. These receipts shall be prima facie evidence of the payment of the charges paid by

Lessor. Except in the case of emergency, Lessor shall give Lessee ten (10) days notice before taking any such action.

Lessor will maintain, at Lessor's sole expense, in good condition and repair and water tight all structural portions, the roof, exterior walls (except painting) and floor structures (except floor coverings) of the Premises, excluding ordinary wear and tear, damage caused by Lessee's negligence, misuse or alteration of the Premises, and casualty damage and condemnation actions where Lessor is not obligated to restore or repair the Premises or any portion thereof pursuant to Sections 5.8 and Article X of this Lease, All repairs to be made by Lessor shall be made in such a manner and at such time as to cause the least possible inconvenience to Lessee in the conduct of its business. However, Lessee agrees to cooperate fully with Lessor in Lessor's attempt to obtain all necessary permits and licenses ("Permits") and secure zoning, special use permits or variances ("Authorizations"), if any, so that the same may be repaired. Lessee grants Lessor permission to make application for Authorizations and Permits in the name of Lessee, if necessary. Lessee shall execute any necessary documents in connection with Lessor's application for Authorizations and Permits. Notwithstanding any of the foregoing, Lessor is not obligated to repair, restore or replace any aesthetic defects of the Premises.

Section 5.3 ALTERATIONS.   Lessee shall not at any time make any alteration,
change, addition or improvement (hereinafter collectively called "Alterations") in or to the interior or exterior of the Premises without the prior written consent of Lessor. Lessor acknowledges that installation of Lessee's equipment, carpeting, decorative materials and trade fixtures that are not permanently affixed and are readily removable without causing damage to the Premises, will not require Lessor's prior consent.

Lessor and Lessee agree that it shall not be unreasonable for Lessor to withhold its consent to any proposed Alteration which would require the removal of the flooring material in the computer/data facility room, or which would cause the Premises, upon its return to Lessor in accordance with this Lease, to become in violation of any building or zoning ordinances, laws or regulations, including without limitation the American with Disabilities Act. In the event consent is given:

         (a) the Alterations shall be performed in a first class workmanlike manner at Lessee's sole expense, and shall not weaken or impair the structural strength or lessen the value of the Premises, or change the purpose for which the Premises may be used;

         (b) the structural Alterations or any other Alterations requiring a building permit or governmental approval shall be made according to plans and specifications therefor, which shall be first submitted to and approved in writing by Lessor;

         (c) before the commencement of work on any Alterations, such plans and specifications shall be approved by all governmental authorities having jurisdiction and any public utility company having an interest in the Alterations;

         (d) before the commencement of any Alterations, Lessee shall pay the amount of any increase in premiums on insurance policies for endorsements covering the risk during work on the Alterations, and workmen's compensation insurance covering all persons employed in connection with that work.

         (e) before the commencement of any Alterations which involve a contract for labor, services, materials, or supplies in excess of $5,000.00, Lessee shall deliver to Lessor, where permitted by law, either (1) a duplicate original of the contract, if in writing, which shall provide that no lien or claim against the Premises or the equipment on it shall be created or filed as a result of performance of work under the contract or (2) a written waiver by the architect, engineer, contractor, subcontractor, materialman, mechanic, or other person contracting to furnish such labor, services, materials or supplies, of all lien rights which he or it might otherwise have against the Premises or Lessor's interest in it.

All buildings, permanent additions, permanent improvements, fixtures (excluding trade fixtures) and appurtenances in or on the Premises at the Commencement Date and those which may be erected, affixed or installed in or on the Premises during the Term are deemed to be and shall immediately become part of the Premises and the sole property of Lessor. All personalty installed by Lessee (except signs, trademarks and other insignia of Lessor) shall remain the property of Lessee.

Section 5.4   LIENS.   Should Lessee cause any Alterations or Repairs to be
made to the Premises, or cause any labor to be performed or material to be furnished, neither Lessor nor the Premises shall under any circumstances be liable for the payment of any expense incurred, and all such Alterations and Repairs shall be made and performed at Lessee's expense. If, because of any act or omission of Lessee, any mechanic's or other lien, charge, claim or order for the payment of money shall be filed against the Premises or against Lessor, Lessee shall, at its own cost and expense, cause it to be cancelled and discharged of record or bonded within fifteen (15) days after notice of filing thereof. In the event that the Lessee fails to cause any such mechanics' or other lien, charge or order to be cancelled and discharged or bonded, then, in addition to any other right or remedy of the Lessor, the Lessor may, at its option, cancel or discharge it by paying the amount claimed to be due into Court or directly to any claimant and the amount so paid by Lessor and all costs and expenses including attorneys' fees incurred for the cancellation or discharge of such lien shall be due from the Lessee to the Lessor as an additional charge payable on demand.

Section 5.5   SIGNS.   Lessee shall not place any signs or symbols on any
portion of the Premises without the prior written approval of Lessor and the consent of the Board, if required by the Board or any covenant of record.

Section 5.6   INSPECTION.   Lessor or their representatives shall have the
right to enter the Premises at reasonable hours of any business day to ascertain if the Premises are in proper repair and condition upon prior written notice to Lessee.

Section 5.7   LICENSE AND LAWS.   The Lessee shall, at its own cost and
expense, obtain all necessary licenses and/or permits which may be required for the conduct of its business; and Lessee shall, at its own cost and expense, promptly observe and comply with all present and future laws, ordinances, requirements, orders, directions, rules and regulations applicable to Lessee's business or manner of use of the Premises (referred to generally as ") of governmental authorities having or claiming jurisdiction over the Premises or the conduct of Lessee's business. By way of example, and not limitation, compliance with Regulations shall include, but not be limited to, the following: (i) Alterations and/or additions to the Premises if required under the Americans with Disabilities Act of 1990 and (ii) testing, remediation or abatement of environmental conditions (defined as conditions affecting the air, soil, ground water and improvements) affecting the Premises or property adjacent to or near the Premises, if so required by governmental authority and
arising from Lessee's business or use of the Premises.   Lessee shall receive a
TWO THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($2,500.00) credit towards the Rent in consideration for Lessee's agreement and covenant to perform all modifications and repairs necessary to bring the Building and/or the Premises into full compliance with the American Disabilities Act. Lessee may contest in good faith, after notice to Lessor, by appropriate proceedings conducted promptly at Lessee's own expense, in Lessee's name (and/or whenever necessary and with Lessor's consent, in Lessor's name), the validity or enforcement of any such Regulation; provided that (i) such contest or any associated deferment of payment does not subject Lessor to a fine or other criminal liability, or subject the Premises to any encumbrance, (ii) Lessee diligently prosecutes such contest to a final determination by the governing authority, and (iii) Lessee furnishes Lessor with any security that Lessor may reasonably request in connection with such contest. Notwithstanding the foregoing, Lessee is not obligated to observe and comply with Regulations which: (i) are attributable to structural repairs that are the obligation of Lessor under Sections 5.2, 5.8 and Article X of this Lease; or (ii) require remediation, removal or monitoring of diesel fuel discharge from the UST (as such term is defined in Article XIV) located on the Premises.

Section 5.8   DAMAGE OR DESTRUCTION.   If, during the Term, the Premises are
destroyed or damaged in whole or in part by fire or other casualty, whereby the same shall be rendered untenable, Lessee shall give Lessor immediate notice, and Lessor shall have the right to render the Premises tenantable by repairs within one hundred twenty (120) days from the date the Premises were damaged or destroyed. If the Premises are not rendered tenantable within said time, it shall be optional with Lessee to cancel this Lease, and in the event of such cancellation, the Rent shall be paid only to the date the Premises were damaged and destroyed. The cancellation herein mentioned shall be evidenced in writing. Lessor shall receive all of the insurance proceeds from insurance policies required by this Lease to be kept in force by Lessee. All insurance proceeds received by Lessor on account of such damage or destruction, less the actual cost, fees and expenses, if any, incurred in connection with adjustment of the loss, shall be applied by Lessor to pay the cost of repair, restoration and replacement of all or any part of the Premises (the "Restoration"). Lessor shall proceed to commence and complete with diligence the Restoration if the net insurance proceeds, together with any other funds supplied by Lessee, at Lessee's option, are sufficient to complete the Restoration. Lessor shall in no event be called upon to commence the Restoration of the Premises, nor to pay any of the costs or expenses thereof beyond or in excess of the net insurance proceeds available to Lessor, as provided in this

Lease. If the net insurance proceeds are insufficient to cover the cost of the Restoration and Lessee does not elect, by notice in writing to Lessor, to pay in full such deficiency, then within thirty (30) days of the occurrence of the event which renders the Premises untenantable, the insurance proceeds shall be applied and paid to Lessor, and the parties agree that the Lease shall be terminated as of the date the Premises were damaged and destroyed.

Lessee agrees to cooperate fully with Lessor in Lessor's attempt to obtain all necessary Permits and secure Authorizations so that the Premises may be restored. Lessee grants Lessor permission to make application for Authorizations and Permits in the name of Lessee, if necessary. Lessee shall execute any necessary documents in connection with Lessor's application for Authorizations and Permits.

Section 5.9   WARRANTIES: DISCLAIMER.   Lessor expressly disclaims any
warranties, either express or implied, and Lessee acknowledges that neither Lessor nor its agents have made any representations or promises with respect to the Premises except as expressly set forth in this Lease, and no rights, easements or licenses are acquired by Lessee by implication or otherwise except as expressly set forth herein. Subject to Lessor's obligations to make structural repairs pursuant to Section 5.2, the taking of possession of the Premises by Lessee shall be conclusive evidence that the Lessee has accepted the Premises "AS IS" condition. Lessee acknowledges that Lessee is relying on its own independent inspection. Lessee agrees to cooperate with and assist Lessee in asserting claims against contractors or others providing work and/or services to the Premises.

Section 5.10 CONTRACTS. Lessee shall not without Lessor's consent enter into any service contract or agreement relating to the furnishing of any services to the Premises or the occupants of it unless such contract or agreement shall by its terms be terminable on no more than thirty (30) days notice or shall expressly provide that it shall not become binding on Lessor in the event that this Lease is terminated or expires. Lessee shall furnish Lessor with copies of all service contracts or agreements affecting the Premises that are now in existence or that are subsequently entered into.

                                      VI.

                            TAXES AND OTHER CHARGES

Section 6.1  PAYMENT.

         (a) In the event Lessor elects, at its sole option, to pay the taxes, assessments, charges for public utilities, licenses, permit fees or other governmental impositions and charges of any kind and nature whatsoever ("Charges") which are payable in connection with the ownership, occupancy or possession of the Premises, Lessee shall reimburse Lessor within fifteen (15) days after Lessee receives an invoice for the payment of such Charges at the full discount rate for such Charges, if any.

         (b) In the event Lessor elects not to pay the Charges as set forth in the preceding Section, Lessor shall, promptly following receipt, forward to Lessee the bill for same and Lessee shall pay on or before the last day on which payment may be made without penalty or interest, all Charges which may be assessed, imposed, or become due and payable in connection with the ownership, occupancy or possession of the Premises or the fixtures or personalty on it, or any Charges which may be imposed in lieu of, or as a substitution for, any such Charges. At any time after the time for payment of each charge, upon Lessor's request, Lessee shall exhibit to Lessor satisfactory evidence of payment. All Charges assessed or imposed for the fiscal periods in which the Term of this Lease commences and terminates shall be apportioned.

         (c) Notwithstanding anything in this Article to the contrary, if any Charges are payable in installments (excluding real and personal property taxes and any other Charges attributable to Lessee's use of the Premises), Lessee shall be obligated for the payment of only those installments which must be paid (and if not paid would be delinquent) during the Term (as same may be extended pursuant to Section 2.2).

Section 6.2 CONTESTS. Lessee has the right to promptly contest or review any of the Charges by appropriate proceedings ("Proceedings") at its own expense, and if necessary, with the prior written consent of Lessor, in the name of Lessor. Lessee may defer payment of a contested charge only if, before instituting any Proceedings, Lessee furnishes to Lessor security satisfactory to Lessor and sufficient to cover the amount of each contested charge, with interest and penalties for the period which the Proceedings may be expected to take. Notwithstanding the furnishing of security (other than a cash deposit), Lessee shall promptly pay each contested charge if, at any time, the Premises or any part of it are in danger of being sold, forfeited or otherwise lost or Lessor becomes subject to criminal or any other liability for such non-payment; provided that in that event, if Lessee has made a cash deposit to Lessor, Lessor may pay each contested charge out of the deposit. When any contested charge is paid or cancelled, any balance of any cash deposit not so applied shall be repaid to Lessee without interest. All proceedings shall be begun as soon as possible after the imposition or assessment of any contested item and shall be diligently prosecuted to final adjudication. If there is any refund with respect to any contested charge based on a payment by Lessee, Lessee shall be entitled to it to the extent of such payment.

Section 6.3 LIMITATION; SUBSTITUTION. Nothing contained in this Lease shall be construed to require Lessee to pay any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax, or capital levy that is or may be imposed upon Lessor, its successors or assigns; provided, however, that if at any time during the Term of this Lease the methods of taxation prevailing at the Commencement Date are altered so that in lieu of or as a substitute for the whole or any part of the taxes, assessments, levies, impositions or charges (collectively "assessments") now levied, assessed or imposed ("imposed") on real estate and improvements thereon, there is imposed

         (1)     an assessment made wholly or partially as a capital levy, or

         (2) an assessment measured by or based in whole or in part on the Premises, or

         (3) a license fee measured by the Rent payable by Lessee under this Lease,

then to the extent that such assessments or portion thereof would be payable if the Premises were the only asset of Lessor subject to the assessments, Lessee shall pay these assessments in the same manner as provided in this Lease for payment of real estate taxes.

                                      VII.

                                INDEMNIFICATION

Lessee shall indemnify, defend with counsel reasonably acceptable to Lessor and save Lessor harmless from and against all costs, expenses, liabilities, losses, damages, injunctions, suits, actions, fines, penalties, claims and demands of every kind or nature, including reasonable attorneys' fees, by or on behalf of any person, party or governmental authority whatsoever arising out of (a) any failure or alleged failure by Lessee to perform any of its obligations under this Lease, (b) any accident, injury or damage which occurs in or about the Premises, however occurring, (c) any matter arising out of the condition, occupation, maintenance, alteration, repair, use or operation of the Premises or any part of it, (d) the contest or challenge by Lessee of any imposed tax, assessment, or other charges, or (e) any other matter arising from or relating to Lessee's occupation of the Premises.

Notwithstanding anything in this Article to the contrary, Lessee shall not be obligated to indemnify Lessor from any condition involving hazardous or toxic substances generated on, in or under the Premises or on adjacent premises which do not arise by reason of the acts or omissions of Lessee, its agents, guests or invitees and Lessee shall not be obligated to indemnify Lessor for any actions as a result of Lessor's failure to perform Lessor's obligations under this Lease after prompt written notice from Lessee and provided Lessor receives a reasonable period of time to perform Lessor's obligations. Lessor shall indemnify, defend with counsel reasonably acceptable to Lessee, and save Lessee harmless from and against all causes, expenses, liabilities, losses, damages, injunction suits, actions, fines, penalties, claims and demands of every kind or nature, including reasonable attorneys' fees, by or on behalf of any person, party or governmental authority whatsoever arising out of (a) any failure or alleged failure by Lessor to perform any of Lessor's obligations under this Lease; provided, however, Lessor receives prompt written notice from Lessee of any such failure and is provided a reasonable period of time to cure such failure and (b) the presence of any hazardous or toxic substances existing on the Premises as of the Commencement Date of the Lease as a result of the UST located on the Premises, unless caused or contributed to by Lessee's acts or omissions.

                                     VIII.

                                  ENFORCEMENT

Section 8.1 DEFAULT. Each of the following events is a default and a breach of this Lease by Lessee:

         (a) If Lessee files any proceeding under the United States Bankruptcy Code, any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or for dissolution under the laws of the United States or of any state, or voluntarily takes advantage of any such law or act or is dissolved or makes an assignment for the benefit of creditors;

         (b) If involuntary proceedings under the United States Bankruptcy Code, any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law or for the dissolution of a corporation are instituted against Lessee or if a receiver or trustee is appointed of all or substantially all of the property of Lessee and such proceedings are not dismissed or such receivership or trusteeship vacated within ninety (90) days after such institution or appointment;

         (c) If Lessee vacates, abandons or ceases doing business on the Premises for one hundred twenty (120) days or indicates its intention to do so provided such cessation is not due to casualty or condemnation;

         (d) If this Lease or the estate of Lessee hereunder is transferred to any other person or party, except in a manner permitted by the terms of this Lease;

         (e) If Lessee fails to pay Lessor any Rent, Additional Charges, additional Rent or other charge when it becomes due and payable and fails to make such payment within ten (10) days after notice thereof by Lessor to Lessee;

         (f) If Lessee fails to perform any of its non-monetary obligations under this Lease and such non-performance continues for a period within which performance is required to be made by specific provision of this Lease or, if no such period is provided, for a period of thirty (30) days after notice thereof by Lessor to Lessee; or, if such performance cannot be reasonably had within such thirty day period, Lessee has not in good faith commenced such performance within such thirty day period or has not diligently proceeded therewith to completion;

         (g) If the Lessee or any agent of Lessee falsifies any report required to be furnished to Lessor pursuant to the terms of this Lease and fails to notify Lessor of such falsification within sixty (60) days of submission of such report.

In the event of a default under this Section 8.1, Lessor shall have such remedies as are provided under this Lease and/or under applicable law.

Section 8.2 CURE BY LESSOR. After expiration of the applicable period of notice, or without notice in the event of any emergency, Lessor at its option may, but shall not be obligated to, make any payment required of Lessee or perform any obligation of Lessee, and the amount Lessor pays, or the cost of its performance, together with interest thereon at the rate of fifteen percent (15%) per annum, shall be deemed to be an additional charge payable by Lessee on demand. Lessor shall have the right to enter the Premises for the purpose of correcting or remedying any default, but neither any expenditure nor any such performance by Lessor shall be deemed to waive or release

Lessee's default or the right of Lessor to take such action as may be otherwise permissible in the case of default. The Lessor shall have no liability to the Lessee for any loss or damages resulting from any such action by the Lessor, and entry by the Lessor under the provisions of Article V or VIII shall not constitute breach of the covenant for quiet enjoyment or an eviction.

Section 8.3 LESSOR'S REMEDIES. If Lessee is in default under this Lease, Lessor may, at its option, in addition to such other remedies as may be available under applicable law:

         (a) terminate this Lease and Lessee's right of possession, and retake possession for Lessor's account. In such event, Lessor may repair and alter the Premises in any manner as Lessor deems reasonably necessary or advisable. All expenses of every nature which Lessor may incur such as (by way of illustration and not limitation) those for attorneys' fees, brokerage, advertising, and refurbishing the Premises, shall become immediately due and payable by Lessee to Lessor; or

         (b) terminate Lessee's right of possession, but not this Lease, retake possession of the Premises for the Lessee's account, repair and alter the Premises in any manner as Lessor deems reasonably necessary or advisable, and relet the Premises or any part of it, as the agent of Lessee, for the whole or any part of the remainder of the Term or for a longer period, and Lessor may grant concessions or free Rent or charge a higher rental than that reserved in this Lease. Out of any Rent collected or received from subtenants or as a result of such letting or reletting, Lessor shall first pay to itself all expenses of every nature which Lessor may incur such as (by way of illustration and not limitation) those for attorneys' fees, brokerage, advertising, and refurbishing the Premises in good order or preparing them for reletting; and second, Lessor shall pay to itself any balance remaining on account of the liability of Lessee for the sum equal to all Rent, additional Rent and other charges due from Lessee through the original term expiration date. Should Lessor, pursuant to this Article, not collect Rent which, after deductions is sufficient to fully pay to Lessor a sum equal to all Rent, additional Rent and other charges payable through the original term expiration date, the balance or deficiency shall, at the election of Lessor, be paid by Lessee on the first of each month; or

         (c) stand by and do nothing, and hold the Lessee liable for all Rent, additional Rent and other charges payable under this Lease through the original term expiration date.

If Lessor does not notify Lessee which remedy it is pursuing, or if Lessor's notice to Lessee does not expressly state that Lessor is exercising its remedies under Section 8.3(a) or Section 8.3(c), then it shall be deemed that Lessor is pursuing the remedy set forth in Section 8.3(b). If Lessor exercises option (a) or (b) above, Lessee agrees to immediately peacefully surrender the Premises to Lessor, and if Lessee refuses to do so, Lessor may without further notice dispossess Lessee by summary proceedings or otherwise, as well as the legal representative(s) of Lessee and/or other occupant(s) of the Premises, and remove their effects.

Section 8.4 ACCELERATION. If Lessor exercises the remedies in Section 8.3(b) or (c) of this Lease, Lessee shall immediately pay to Lessor as damages for loss of the bargain caused by Lessee's default, and not as a penalty, in addition to any other damages, an aggregate sum which represents the present value of the full amount of the Rent, additional Rent and all other charges payable by Lessee hereunder that would have accrued for the balance of the Term. If Lessor exercises the remedy in Section 8.3(b) of this Lease, Lessor shall account to Lessee at the original term expiration date for amounts actually collected by Lessor as a result of a reletting, net of amounts to be paid to Lessor under Section 8.3(b) of this Lease.

Section 8.5 SUITS. Suit or suits for the recovery of the deficiency or damage or for any installment or installments of Rent, additional Rent or any other charge due under this Lease may be brought by Lessor at any time or, at Lessor's election, from time to time, and nothing in this Lease shall be deemed to require Lessor to wait until the original term expiration date to bring suit.

Section 8.6 WAIVER. Lessee hereby expressly waives service of any notice of intention to reenter. Lessee hereby waives any and all rights to recover or to regain possession of the Premises or to reinstate or to redeem this Lease as permitted or provided by any statute, law or decision now or hereafter in force and effect. No receipt of moneys by Lessor from Lessee after the cancellation or termination of the Lease shall reinstate, continue or extend the Lease, or affect any prior notice given to Lessee or operate as a waiver of the right of Lessor to enforce the payment of Rent and additional Rent then due or subsequently falling due, or operate as a waiver of the right of Lessor to recover possession of the Premises by suit, action, proceeding or other remedy, and any and all moneys so collected shall be deemed to be payments on account of the use and occupancy of the Premises, or at the election of the Lessor, on account of Lessee's liability under this Lease.

Section 8.7 PROOF OF CLAIM. Nothing in this Article VIII shall limit or prejudice the right of lessor to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by any statute or rule of law governing such proceeding, whether or not such amount is greater, equal to or less than the amount of the damages referred to in any of the preceding Sections.

Section 8.8 INJUNCTION. In the event of a breach or a threatened breach by Lessee of any of its Lease obligations, Lessor shall have the right to enjoin and restrain the breach and to invoke any remedy allowed by law or in equity, in addition to other remedies provided in this Lease.

Section 8.9 INDEPENDENT RIGHTS. The rights and remedies of Lessor are distinct, separate and cumulative, and no one of them, whether or not exercised by Lessor, shall be deemed to be to the exclusion of any of the others.

Section 8.10 NON-WAIVER. The failure of Lessor to insist upon strict performance of any of Lessee's obligations under this Lease shall not be deemed a waiver of any rights or remedies that Lessor may have and shall not be deemed a waiver of any subsequent breach or default by Lessee. The exercise of any of the Lessor's options under the Lease "shall not be deemed to be the exclusive remedy of Lessor."

Section 8.11 WAIVER OF DISTRESS. Lessor waives all rights Lessor may have to levy or distrain upon any personal property of Lessee by reason of any default or event of default of Lessee. Lessor acknowledges that Lessor has no right or interest in, or claim to, any personal property of

Lessee by virtue of this Lease or the laws of the State of Florida and, to the extent Lessor would otherwise have any right, interest or claim, Lessor waives the same. Lessor agrees to execute and deliver any agreement requested by a lender of Lessee having a lien on any personal property of Lessee provided it does not reduce Landlord's rights or increase Landlord's obligations under this Lease.

Section 8.12 FAILURE TO OPERATE. Notwithstanding anything in this Article VIII to the contrary, in the sole event Lessee fails to continuously operate the Premises in the manner provided in Section 5.1 and/or commits an event of default pursuant to Section 8.1(c) and, provided, Lessee remains liable for all Rent, Additional Charges, and any other obligation (monetary and non-monetary) under this Lease during any period of time where Lessee ceases to conduct business on the Premises, ; then Lessor's sole recourse, at Lessor's option, shall be to terminate this Lease by written notice to Lessee on the date designated in Lessor's notice (provided the Premises are not then being operated by any party other than Lessor). This Lease shall cease and terminate with the same force and effect as if such date were the date originally specified in this Lease for the expiration of the Term (the "Termination Date"). All Rent, Additional Rent and other sums due hereunder shall be apportioned as of the Termination Date. The limitation on Lessor's remedies under this Lease in the event of a Section 8.1(c) default is not applicable to any other default hereunder.

                                      IX.

                               NO RENT ABATEMENT

Unless specifically provided in this Lease, no abatement, diminution, or reduction of Rent, additional Rent, Additional Charges or other compensation shall be claimed by or allowed to Lessee, or any persons claiming under Lessee, under any circumstances, whether for inconvenience, discomfort, interruption of business, or otherwise.

                                       X.

                                  CONDEMNATION

Section 10.1 ENTIRE AWARD. In the event that the Premises or any part of it is taken in condemnation proceedings or by exercise of any right of eminent domain (or by settlement agreement in lieu thereof between Lessor and those authorized to exercise such right), Lessor shall be entitled to collect the entire amount of any award made without deduction for any estate vested in or owned by Lessee, subject only to the rights of any mortgagee and to Lessee's rights as set forth in this Lease. Lessee agrees to execute any and all documents that may be required to facilitate collection by Lessor of any and all such awards. Lessee shall have no right to participate in any condemnation proceedings or agreement except for the purposes described in Section 10.5.

Section 10.2 SUBSTANTIAL TAKING. If at any time during the Lease term, the whole or substantially all of the Premises is taken or condemned, this Lease shall terminate and expire on the date on which title vests in the condemning authority, upon which the Rent provided to be paid by Lessee shall be apportioned and paid to that date, and Lessee shall have no claim against Lessor for the unexpired term of this Lease or for damage or for any other reason whatsoever. For the purposes of this Section, "substantially all of the Premises" shall be deemed to have been taken if, in the sole opinion of Lessor, the portion of the Premises not taken cannot be repaired or reconstructed in such a way that, by using only the amount of the net award available from the taking, there remains a complete, rentable structure capable of producing a proportionately fair and reasonable net annual income after payment of all operating expenses, Rent, additional Rent and all other charges payable by Lessee, and after performance by the Lessee of all its obligations under this Lease.

Section 10.3 PARTIAL TAKING. In the event of a partial taking (any taking which is not "substantial"), Lessee, at Lessee's option, may terminate this Lease as of the date on which title vests in the condemning authority, upon notice to Lessor, upon which the Rent provided to be paid by Lessee shall be apportioned and paid to that date, and Lessee shall have no claim against Lessor for the unexpired term of this Lease or for damage or for any other reason whatsoever relating to the condemnation. In the event this Lease is not so terminated, the entire amount of the award made available to Lessor pursuant to Section 10.1 on account of any such partial taking, less the actual cost, fees and expenses, if any, incurred by Lessor in connection with adjustment of the award, shall be applied by Lessor to pay the cost of Restoration. Lessor shall then proceed to diligently restore the remainder of the Building on the Land (if affected by the taking), provided the net award is sufficient to complete Restoration. Lessee agrees to cooperate fully with Lessor in Lessor's attempt to obtain all necessary permits and licenses ("Permits") and secure zoning, special use permits or variances ("Authorizations") so that the Premises may be restored. Lessee grants Lessor permission to make application for Authorizations and Permits in the name of Lessee, if necessary. Lessee shall execute any necessary documents in connection with Lessor's application for Authorizations and Permits.

Notwithstanding anything in this Section 10.3 to the contrary, Lessor shall in no event be called upon to repair, replace or rebuild any buildings, fixtures, or other portions of the Premises, nor to pay any of the costs and expenses thereof beyond or in excess of net award available to Lessor from the taking. If the net award is insufficient to cover the cost of Restoration, then the award shall be applied and paid to Lessor pursuant to Section 10.1.

If this Lease does not terminate as provided in Sections 10.2 and 10.3, and the taking results in the loss of parking spaces, driveways or accesses which are not or cannot be relocated or replaced elsewhere on the Premises, the Rent after the date of taking shall be the lesser of (a) the Rent payable by Lessee immediately prior to the taking, reduced by 12.5% of any portion of the award or awards recovered by Lessor which are not applied to the reduction of any mortgage to which this Lease is subject and subordinate or are not otherwise applied to Lessee's cost of demolition, repair and Restoration or (b) the guaranteed minimum annual Rent payable by Lessee immediately prior to the taking reduced in direct proportion to the area of the Premises taken.

For example: if prior to the taking the area of the Premises is 30,000 square feet and the Rent is $100,000.00, upon the taking of 750 square feet, Rent will be reduced by three (3%) percent, resulting in a new Rent of $97,000.00. In consideration such reduction of Rent, Lessee waives any claim for damage to or loss of its leasehold estate, all of such award being payable to Lessor and Lessor shall have no obligation to perform Restoration.

Section 10.4 EASEMENTS. If the taking is (i) of any existing appurtenant easement, or (ii) by easement rather than by fee, then the Lessee shall not be entitled to any reduction in guaranteed annual minimum rental unless such taking results in (i) receipt of an award by Lessor and (ii) the deprivation of use of the easement area by Lessee for parking, driveways or access. In such case, Lessee's guaranteed annual minimum rental shall be reduced in accordance with the calculation for a taking of the fee set forth in Section 10.3 above.

Section 10.5 LESSEE'S INDEPENDENT AWARD. Nothing in this Article shall preclude Lessee from pursuing any independent action permitted by law or from participating in the condemnation proceedings, but only for the purpose of securing an independent award for loss of business or damage to personalty.

                                      XI.

                                 SUBORDINATION

This Lease shall be fully subordinate to any mortgage and/or collateral assignment of lease against the Premises which Lessor and/or their assigns subsequently obtain upon the Premises, provided Lessee receives an agreement from the mortgagee not to disturb Lessee's possession or rights under this Lease in form reasonably satisfactory to Lessee. Lessor represents that there is no mortgage presently affecting the Premises.

Lessee hereby agrees to execute, without charging Lessor, any and all documents that it is requested to execute to evidence this subordination. However, Lessee shall not be required to execute any promissory notes or other evidences of indebtedness which would create any personal liability on behalf of Lessee.

                                      XII.

                                   ASSIGNMENT

Section 12.1 BY LESSOR. This Lease shall be fully assignable by the Lessor or its assigns.

Section 12.2 BY LESSEE. Neither Lessee, nor Lessee's successors or assigns, shall (unless expressly permitted in this Lease) assign, mortgage, give as security, pledge or encumber this Lease, in whole or in part, by operation of law or otherwise, or sublet the Premises, in whole or in part, or permit the Premises or any portion of it to be used or occupied by others, or enter into a management contract or other arrangement whereby the Premises shall be managed and operated by anyone other than the owner of Lessee's leasehold estate without Lessor's prior written consent, which consent shall not be unreasonably withheld. If this Lease is assigned or transferred, or if all or any part of the Premises is sublet or occupied by anybody other than Lessee, Lessor may collect Rent from the assignee, transferee, subtenant or occupant, and apply the net amount collected to the Rent reserved in this Lease, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any covenant or condition of this Lease, or the acceptance of the assignee, transferee, subtenant or occupant as lessee, or a release of Lessee from the performance or further performance by Lessee of its obligations under this Lease, and Lessee shall continue to be liable for all its obligations under this Lease.

Lessee may, without Lessor's consent, assign or sublet the Premises to any corporation which is a parent or wholly-owned subsidiary of Lessee or to a corporation where the principals or shareholders of Lessee own 51% or more of the outstanding voting stock, or to any corporation which succeeds to the business of Lessee by reason of merger, consolidation or purchase of substantially all of the assets of Lessee provided that the net worth of the successor or surviving corporation is no less than the net worth of Lessee as of the date of execution of this Lease. Notwithstanding any of the foregoing to the contrary in the event of an assignment as described above, Lessee shall not be relieved from the performance or further performance of Lessee's obligations under this Lease, and Lessee shall continue to be liable for all of its obligations under this Lease including, without limitation, the payment of Rent, Additional Charges, and insurance premiums due pursuant to this Lease.

Section 12.3 ASSUMPTION BY ASSIGNEE. An assignment made with Lessor's consent or as otherwise permitted shall not be effective until Lessee delivers to Lessor an executed counterpart of such assignment containing an agreement, in recordable form, executed by the assignor and the proposed assignee, in which the assignee assumes the performance of the obligations of the assignor under this Lease to the original term expiration date.

                                     XIII.

                              ESTOPPEL CERTIFICATE

Lessor and Lessee shall from time to time, within five (5) days after being requested to do so by the Lessor or Lessee ("Requesting Party"), execute, enseal, acknowledge and deliver to the Requesting Party (or, at the Requesting Party's request, to any existing or prospective purchaser, transferee, assignee or mortgagee of any or all of the Premises, any interest therein or any rights under this Lease) an instrument in recordable form:

         (i) certifying (a) that the Lease is unmodified and in full force and effect (or, if there has been any modification thereof, that it is in full force and effect as so modified, stating therein the nature of such modification); (b) as to the dates to which the guaranteed minimum annual rental and Additional Charges arising hereunder have been paid; (c) as to the amount of any prepaid Rent or any credit due to Lessee hereunder; (d) that the Lessee has accepted possession of the Premises, and the date on which the Term commenced; (e) as to whether, to the best knowledge, information and belief of the signer of such Certificate, the Lessor or the Lessee is then in default in performing any of its obligations under the Lease (and, if so, specifying the nature of each such default); and (f) as to any other fact or condition reasonably requested by the Requesting Party or such other addressee; and

         (ii) acknowledging and agreeing that any statement contained in such Certificate may be relied upon by the Requesting Party and any such other addressee.

                                      XIV.

                              HAZARDOUS SUBSTANCES

Section 14.1 DEFINITIONS.  For purposes of this Article:

         (a) "Hazardous Substances" means hazardous wastes, hazardous materials, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to oil or petroleum products or their derivatives, solvents, PCB's, explosive substances, asbestos, radioactive materials or waste, and any other toxic, ignitable, reactive, corrosive, contaminating or pollution materials which are now or in the future subject to any governmental regulation.

         (b) "Hazardous Substance Laws" means all federal, state and local laws, ordinances, regulations, plans, rules and standards relating to the use, analysis, production, storage, sale, disposal or transportation of any Hazardous Substances.

         (c) "UST Claims" means any and all liabilities, damages, claims, penalties, fines, settlements, causes of action, costs or expenses, resulting from or attributable to the disposal or release of any Hazardous Substance located within the UST.

Section 14.2 UNDERGROUND STORAGE TANK. Lessee acknowledges and understands that there exists on the Premises an underground storage tank containing No. 2 Diesel Fuel (the "UST"). Prior to the removal and disposal of the UST as provided below, Lessor has agreed to maintain and monitor the UST at Lessor's sole cost and expense.

Section 14.3 LESSEE'S UST OBLIGATIONS. Lessee, at Lessee's sole expense, has agreed to lawfully remove and dispose of the UST, restore the soil, ground and vegetation to its original condition as of the date of this Lease, and install a new tank similar in size and capacity to the existing UST in accordance with all Hazardous Substance Laws and local building requirements ("Lessee's UST Obligations"). Lessee shall obtain all permits and approvals from and provide all required notifications and disclosures to any governmental authority that may have jurisdiction necessary to conduct Lessee's UST Obligation and shall diligently and timely carry out all necessary and desirable negotiations and discussions with any such governmental authority All costs and expenses associated with Lessee's UST Obligations shall be paid by Lessee including, without limitation, the charges of Lessee's contractor(s) and consulting engineer. Notwithstanding any of the foregoing, Lessee shall have no obligation (other than Lessee's UST Obligations) to perform any cleanup, restoration or other remedial work required under any Hazardous Substance Law as a result of a discharge of Hazardous Substances from the UST. By way of illustration, in the event the soil or groundwater is contaminated by Hazardous Substances discharged from the UST, Lessee's UST Obligations would extend only to: (i) the removal and disposal of the UST; (ii) restoration of the soil, ground and vegetation, excluding any soil, ground, or vegetation containing Hazardous Substances discharged from the UST and requiring removal and disposal under the Hazardous Substances Laws (which shall be the obligation of Lessor); and, (iii) installation of a new tank similar in size and capacity to the existing UST. To the extent that any of the provisions in Article XIV conflict with this Section 14.3, the terms and conditions of this Section 14.3 shall control.

Section 14.4 UST REMEDIATION. Lessor shall promptly and diligently conduct and complete any containment, cleanup, restoration or other remedial work required under the Hazardous Substance Laws as a result of a discharge of Hazardous Substances from the UST (the "UST Remedial Work"). Lessor shall obtain all permits and approvals from and provide all required notifications and disclosures to any governmental authority that may have jurisdiction necessary=to conduct the UST Remedial Work and shall diligently and timely carry out all necessary and desirable negotiations and discussions with any such governmental authority. All costs and expenses of the UST Remedial Work shall be paid by Lessor including, without limitation, the charges of Lessor's contractor(s) and consulting engineer, but excluding the costs and expenses associated with Lessee's UST Obligations.

Section 14.5  REMOVAL DATE.   Lessee shall perform Lessee's UST Obligations
upon the earlier to occur of (i) Lessee's exercise of the Option; (ii) either party's receipt of a notice of violation, administrative or judicial complaint, directive or other formal or informal notice by any governmental authority (federal, state or local) requiring the removal and disposal of the UST; or
(iii) December 31, 1998.

Section 14.6  CONSIDERATION.   In consideration for the faithful performance
of Lessee's UST Obligations, Lessor shall grant Lessee three (3) months free Rent as set forth herein. The Rent concession shall commence on the first calendar month following the date on which Lessee commences the performance of Lessee's UST Obligations and shall continue through the following calendar month. The final month of free Rent shall take effect on the first calendar month following the date on which Lessee completes in full Lessee's UST Obligations, and Lessor receives a copy of the certificate of completion or offer similar document evidencing the local governmental authority's approval of Lessee's UST Obligations. Notwithstanding anything in this Section 14.6 to the contrary, Lessee shall remain liable for any Additional Charges or other sums due hereunder with the exception of Rent, and Lessee shall be obligated to perform all other obligations contained in this Lease.

Section 14.7 INDEMNIFICATION OF LESSEE. Throughout the Term of this Lease, Lessor shall indemnify and hold Lessee harmless from any and all UST Claims. Notwithstanding the foregoing, Lessor shall not be obligated to indemnify and hold Lessee harmless from any UST Claim which arises or is attributable to the negligence of either Lessee, its environmental consultants, contractors, agents, representatives or employees in the manner of conduct of their business, use of the UST and/or performance of Lessee's UST Obligations. The indemnification obligations under this Section 14.7 shall not survive the expiration or earlier termination of this Lease or the closing contemplated under the Option.

14.8 ACCESS AND COOPERATION. Notwithstanding any other provision of this Lease to the contrary, Lessor shall have the right to enter and inspect the Premises, including but not limited to all structures thereon, the UST or any replacement thereof, the business operations of Lessee,, upon reasonable notice and in a manner so as not to adversely interfere with the conduct of Lessee's business, to investigate the environmental condition of the Premises and to ensure the performance of Lessee's UST Obligations. Lessor shall have the right to take such samples and conduct such tests as it may determine in its sole discretion to be necessary or advisable. Lessee shall have the right to split samples of any samples so taken. Lessee agrees to monitor and investigate the condition of the UST and replacement thereof consistent with protecting its interest in the Premises and in accordance with the provisions of this Article XIV. Lessor and Lessee agree to reasonably cooperate with each other with respect to any issues that arise in connection with the UST or the presence of any Hazardous Substances.

Section 14.9 COMPLIANCE WITH LAWS. Lessee shall at all times, at its own cost and expense, comply with all Hazardous Substances Laws with the exception to the UST Remediation Work. With the exception of the UST, such compliance shall include any cleanup, removal, remedial action, testing or monitoring (including medical monitoring) which may be required under Hazardous Substances Laws, Court order or by any governmental or regulatory agency.

Section 14.10 NOTICES TO LESSOR.

         (a) Except with respect to any substance described in Section 14.10(c) below Lessee shall give written notice to Lessor within three (3) business days after the date on which Lessee learns or first has reason to believe that:
                 (1) There has or will come to be located on or about the Premises any Hazardous Substances, the production, transportation, storage, use or handling of which requires a permit or license from any federal, state or local governmental agency.

                 (2) Any release, discharge or emission of any Hazardous Substances has occurred on or about the Premises, including the migration of any Hazardous Substances to or from adjoining or nearby properties.

                 (3) Any (i) enforcement, cleanup, removal, remediation, testing, monitoring or other governmental or regulatory action has been threatened or commenced against Lessee with respect to the Premises pursuant to any Hazardous Substances Laws; or (ii) any claim has been made or threatened by any person or entity against Lessee or the Premises on account of any alleged loss or injury claimed to result from the alleged presence or release on or from the Premises of any Hazardous Substances; or (iii) any report, notice, or complaint has been made to or filed with any governmental agency concerning the presence, migration, use or disposal of any Hazardous Substances on or from the Premises. Any such notice shall be accompanied by copies of any such claim, report, complaint, notice, warning or other communication that is in the possession of or is reasonably available to the Lessee.

         (b) Any notice required under this Section 14.10 shall be accompanied by (i) a copy of all permits, licenses, proofs of disclosure to governmental agencies pertaining to Hazardous Substances that have not previously been furnished to Lessor and (ii) copies of any Material Safety Data Sheets pertaining to such substances that are required by applicable law to be kept at the Premises.

         (c) The notice provisions of this Article XIV shall not apply to materials that are lawfully discharged from the Premises or lawfully used on the Premises in the ordinary course of Lessee's business.

Section 14.11 REMOVAL AND DISPOSAL. Except for materials that, in compliance with all Hazardous Substances Laws, are lawfully discharged from the Premises or lawfully used on the Premises in the ordinary course of Lessee's business or existed on the Premises prior to the Commencement Date, Lessee shall cause any Hazardous Substances to be removed from the Premises solely by duly licensed Hazardous Substances transporters to duly licensed facilities for final disposal to the extent required by and in accordance with applicable Hazardous Substances Laws, and shall deliver to Lessor copies of any hazardous waste manifest reflecting the lawful transport and disposal of such substances.

Section 14.12  ENVIRONMENTAL AUDITS BY LESSOR.

         (a) Rights of Lessor. Lessor may, but shall not be required to, engage such independent contractors as Lessor determines to be appropriate to perform from time to time any audit, including environmental sampling and testing, of (i) the Premises, the surrounding soil and any adjacent areas, and any groundwater located under or adjacent to the Premises and/or any adjoining property, (ii) Lessee's compliance with all Hazardous Substances Laws and the provisions of this Lease, and (iii) the provisions made by Lessee for carrying out any remedial action that may be required by this Lease (collectively an "Environmental Audit"). All costs and expenses incurred by Lessor in connection with any such Environmental Audit shall be paid by Lessor, except that if any such Environmental Audit shows that Lessee has failed to comply with the provisions of this Article XIV, then such costs and expenses shall be paid by Lessee to Lessor as Additional Charges pursuant to Section 3.4 of this Lease.

         (b)     Conduct of Audit.  Each Environmental Audit shall be conducted
(i) only after advance notice thereof has been provided to Lessee at least forty-eight (48) hours prior to the date of such Environmental Audit, and (ii) in a manner reasonably designed to minimize any interference with the conduct of Lessee's business on the Premises. Lessor shall repair any damages to the Premises or to Lessee's personal property caused by any Environmental Audit conducted by or on behalf of Lessor.

         (c)     Submission to Governmental Agency.   Notwithstanding any other
provision of this Lease to the contrary, to the extent required by law, Lessor shall be entitled to submit the results of any Environmental Audit to any federal, state or local governmental agency having jurisdiction over (a) the Premises or (b) Hazardous Substances with respect to the Premises.

Section 14.13 REMEDIATION.

         (a) By Lessee. If any Environmental Audit of the Premises (whether conducted by Lessor, Lessee or any third party) shall recommend the cleanup, abatement, removal, disposal, monitoring or further testing, including medical monitoring or testing (collectively "Remediation") of or for any Hazardous Substances found on or about the Premises, then Lessor shall provide Lessee with a copy of such Environmental Audit and Lessee shall promptly commence such Remediation.

         (b) By Lessor. If, within thirty (30) days after receiving a copy of such Environmental Audit and such written statement, Lessee fails either (i) to complete such Remediation, or (ii) with respect to any Remediation which cannot be completed within such thirty-day period, fails to proceed with reasonable diligence to complete such Remediation as promptly as practicable, then the Lessor shall be entitled to provide a copy of the Environmental Audit to any federal, state, or local governmental agency having jurisdiction over the Premises or Hazardous Substances.

Notwithstanding any other provision of the Lease to the contrary, if any Environmental Audit reveals a situation which, in Lessor's sole opinion, constitutes an emergency, then Lessor shall have the right, but not the obligation, to carry out any Remediation recommended by such audit or if required by any federal, state or local governmental agency having jurisdiction over the Premises. If Lessee is responsible for conducting such Remediation, Lessor shall have the right to recover all of the costs and expenses thereof from Lessee as Additional Charges pursuant to Section 3.4 of this Lease.

         (c) Actions and Proceedings. Except in emergencies or as otherwise required by law, Lessee shall not perform any Remediation in response to the presence or release of any Hazardous Substances on or about the Premises without first giving written notice to Lessor. Lessee shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Substances in any way connected with the Premises without first notifying Lessor of Lessee's intention to do so and affording Lessor the opportunity to participate in any such proceedings.

Section 14.14  REMEDIATION BY THIRD PARTIES.

         (a) If Lessee receives a request from a third party to enter the Premises for the purposes of Remediation of Hazardous Substances, then Lessee shall so notify Lessor in accordance with the provisions of Section 14.9 above.

         (b) Lessor, in its sole discretion, shall determine if the request should be honored and, if so, under what conditions.

         (c) If Lessor determines that the request should be honored, then Lessee shall cooperate with such Remediation so long as the third party agrees to comply with the provisions of Section 14.12(b) above and with any other reasonable conditions requested by Lessee.

         (d) Lessee agrees to sign any documentation reasonably required by Lessor and/or any such third party in order to effectuate the provisions of this Section 14.14.

Section 14.15 LEASE EXPIRATION.   Upon the expiration or earlier termination of
the Term of this Lease, Lessee shall (i) cause all Hazardous Substances previously owned, stored or used by Lessee to be removed from the Premises and disposed of in accordance with applicable Hazardous Substances Laws; (ii) remove any aboveground or underground storage tanks or other containers installed or used by Lessee to store any Hazardous Substances on the Premises, and repair any damage to the Premises caused by such removal; (iii) cause any soil or other portion of the Premises which has become contaminated by any Hazardous Substances stored or used by Lessee on the Premises to be decontaminated, detoxified or otherwise remediated in accordance with the requirements of any governmental authorities having jurisdiction over the Premises; and (iv) surrender possession of the Premises to Lessor free of contamination attributable to Hazardous Substances generated or used by Lessee in or on the Premises during the Term of this Lease. The provisions of this
Section 14.15 shall not apply to the existing UST described in Section 14.2.


                                      XV.

                                 MISCELLANEOUS

Section 15.1 ARBITRATION. In the event of arbitration under Section 10.3 of this Lease, the arbitration shall be held in the City of Miami, Florida, in accordance with the rules of the American Arbitration Association requiring the appointment of three (3) arbitrators.

Section 15.2 NOTICES. Every notice, approval, consent or other communication authorized or required by this Lease shall be effective if given in writing and if hand delivered or sent by United States Registered or Certified Mail, Return Receipt Requested, with postage prepaid, and addressed directly to Lessor at its offices at P. O. Box 020783, General Mail Facility, Miami, Florida 33102-0783, and to Lessee at the address indicated above, or at such other address as either party shall from time to time designate in writing. Every notice shall be deemed to be effective upon delivery, if delivered, or on the second business day after mailing, if mailed.

Section 15.3 ADDRESS FOR PAYMENTS. All payments to the Lessor shall be made at the following address unless otherwise notified in writing by Lessor: Burger King Corporation, P. O. Box 025259, Miami, Florida 33102-5259.

Section 15.4 CONSTRUCTION. In the event that any of the provisions of this Lease shall by court order be held invalid or in contravention of any of the laws of the United States or of any state having jurisdiction over the subject matter or of any dispute arising under it, such invalidation shall not serve to affect the remaining portion of this Lease. To the extent permitted by the laws of the state where the Premises are located, this Lease shall be governed by and construed in accordance with the laws of the State of Florida.

Section 15.5 SUCCESSORS. This contract shall bind Lessor and Lessee and their successors, heirs, assigns, administrators, and legal representatives, as the case may be.

Section 15.6 RECORDING. Lessor or Lessee shall upon request of either party execute a short form of this Lease on a written document witnessed and acknowledged in a form capable of being recorded in the public records of the county where the Premises are located; provided, however, that a fully executed Termination of Memorandum of Lease is executed by both parties and held in escrow by Lessor until expiration or earlier termination of this Lease, at which time Lessor may record the Termination Agreement in the Public Records. Lessee shall not record this Lease without prior written consent of Lessor.

Section 15.7 COUNTERPARTS. This agreement is being executed simultaneously in counterparts, any one of which shall be deemed an original.

Section 15.8 NO AGENCY. The parties hereto agree that the business relationship created by this Lease is solely that of Lessor and Lessee. Nothing contained in this Lease shall make Lessee an agent, legal representative, partner, subsidiary, joint venturer or employee of Lessor. Lessee shall have no right or power to, and shall not bind or obligate Lessor in any way, manner or thing whatsoever, nor represent that it has any right to do so.

Section 15.9 TIME OF THE ESSENCE. Time shall be of the essence in every part of this Lease.

Section 15.10 BINDING EFFECT. This agreement shall become immediately binding on the parties to this Lease on the date the last party signs it, notwithstanding that the Term of this Lease shall commence upon a future date.

Section 15.11 HEADINGS. The table of contents preceding this Lease and the headings of the paragraphs and subparagraphs are inserted solely for the convenience of reference and shall not constitute a part of this Lease, nor limit, define or describe the scope or intent of this Lease.

Section 15.12 JOINT AND SEVERAL LIABILITY. If Lessee consists of more than one person, each individual's liability under this Lease shall be joint and several.

Section 15.13  DEFINITIONS.

         (a) The term "Lessor" as used in this Lease shall mean the owner in fee of the Premises for the time being, or the owner of the leasehold estate created by an underlying lease, or the mortgagee of the fee or of such underlying lease in possession for the time being, so that in the event of any sale or sales of the Premises, or of the making of any such underlying lease, or of any transfer or assignment or other conveyance of such underlying lease and the leasehold estate created by it, the seller, lessor, transferor or assignor shall be and is hereby entirely freed and relieved of all agreements, covenants and obligations of Lessor herein and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser, lessee, transferee or assignee on any such sale, leasing, transfer or assignment that such purchaser, lessee, transferee or assignee has assumed and agreed to carry out any and all agreements, covenants and obligations of Lessor under this Lease.

         (b) The term "Lessee" shall mean the lessee named in this Lease, and from and after any valid assignment or sublease of Lessee's interest in this Lease pursuant to its provisions, the assignee or sublessee of this Lease.

         (c) The term "mortgage" shall mean any mortgage, security interest, charge, deed of trust, or other similar encumbrance resulting from the financing or refinancing of the Premises.

         (d) The term "mortgagee" shall include any individual, firm, partnership, corporation, joint venture, investment trust bank or institution, or other business group or association lending funds to Lessor upon the security of the Premises demised by this Lease whether or not such mortgage is recorded, or upon Lessor's independent covenant not to otherwise encumber this Lease or the Premises.

         (e) The term "fixture(s)" as used in this Lease means such items of personalty which have been (i) installed by Lessor and/or (ii) so affixed to the Premises that removal would cause, in Lessor's sole opinion, material damage to the Premises. By way of example, and not limitation, fixtures include the following: heating, ventilating and air conditioning systems, water heaters or softeners, core-drilled tables and seating, walk-in boxes, walk-in freezers, and toilet fixtures consisting of the lavatories and water closets.

Section 15.14 BROKERAGE. The parties acknowledge that, except for Cushman & Wakefield of Florida, Inc. ("C&W") in cooperation with Nu-World Realty, Inc. ("Nu-World", whose principals are affiliated with Lessee), neither party has dealt with any broker or finder in bringing about this Lease, and each party shall pay, and shall indemnify, defend and hold harmless, the other from and against, any claims made by any other broker or other person for a brokerage commission, finder's fee, or similar compensation, by reason of or in connection with this Lease by reason of such party's contact with any broker or finder. Lessor shall pay the entire commission due on this transaction to C&W in accordance with the terms and conditions of a separate agreement. Nu-World shall look solely to C&W for its commission and shall have no recourse against Lessor. Lessee shall indemnify and hold Lessor harmless for any claim made by Nu-World against Lessor for a commission or similar compensation in respect of this Lease if Lessor shall have paid in full the amount due to C&W under the said agreement. The parties acknowledge that pursuant to Chapter 745 of Florida Statutes, C&W provided proper disclosure.

Section 15.15 RADON. As required by Florida Statutes, Section 404.056(8), the following notice is given to Lessee:

         Radon is a naturally occurring radioactive gas, that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.

                                      XVI

                                     OPTION

Section 16.1 GRANT OF OPTION. In consideration of the sum of One Hundred Dollars ($100.00) paid by the Lessee to the Lessor, the receipt and sufficiency of which is hereby acknowledged by Lessor, Lessor hereby grants to Lessee, its successors and assigns, the option and right to purchase the Premises.

Section 16.2 PURCHASE PRICE. The purchase price for the Premises is ONE MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,650,000.00) ("Purchase Price") if exercised during the Term of this Lease. The consideration paid by Lessee for this Option and any extensions shall be applied to the Purchase Price at closing.

Section 16.3 TERM. The term of this Option shall commence on the date hereof and expire at 11:59 P.M. January 31, 1999 ("Term").

Section 16.4 OPTION EXTENSION. The Option shall be automatically extended, unless Lessee gives Lessor notice prior to the expiration of the Term that Lessee does not intend to extend the Option. The extension shall commence February 1, 1999 and expire on January 31, 2014, at 11:59 p.m. The purchase price for the Premises is ONE MILLION SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($1,700,000.00) ("Purchase Price") if exercised during the Option period. The consideration paid by Lessee for this Option and any Extensions shall be applied to the Purchase Price at closing.

Section 16.5 EXERCISE OF OPTION. This Option may be exercised at any time during the Term or any Extension by written notice to Lessor in accordance with
Section 13.

Section 16.6 INSPECTIONS. During the Term and any extension, Lessee shall have the right to enter the Premises for purposes of inspecting, testing and surveying ("Inspections"). The Inspections may include a Phase I environmental audit to determine the nature and extent of any Hazardous Substances which may be present at or near the Premises. However, Lessee shall not drill any holes in the soil or the Building without Lessor's prior written consent, which consent may be

                                                        Next page is 34.

withheld in Lessor's sole discretion. Lessee shall indemnify and hold Lessor harmless from and against any and all liability arising out of any negligence in the performance of the Inspections on the Premises.

Section 16.7 ZONING AND PERMITS. Lessee shall commence and prosecute any proceeding, suit or action to obtain any Permits and/or Authorizations.

Section 16.8 CLOSING. If Lessee exercises this Option, Lessee shall immediately execute a Contract for Sale of Real Estate in the form attached hereto as Exhibit "B" (the "Contract"). The Lessee shall remain liable for all of its obligations under this Lease until closing, including the payment of Rent Additional Charges and any others sum due hereunder. All post-termination covenants under this Lease shall survive the closing. The closing shall be held as follows:

         (a) TIME. Closing shall take place within thirty (30) business days after Lessee's exercise of this Option.

         (b) PLACE. Closing shall be held at the office of Lessor or Lessee's attorneys.

         (c) DOCUMENTS. Lessor shall deliver at closing the following executed documents:

                 (i) DEED. A Special Warranty Deed ("Deed"), conveying title to the Premises.

                 (ii) AFFIDAVITS. Affidavit(s) stating that (1) there are no unrecorded leases affecting the Premises, (2) there are no mechanic's liens against the Premises,
                          (3) Lessor is not a foreign person or entity, and (5) such other matters as may be required by the title company to delete exceptions to title.

                 (iii) OTHER DOCUMENTS. Other documents required by the Contract for Sale of Real Estate.

         (d) PAYMENT. The Purchase Price, subject to any necessary reimbursements and/or adjustments, shall be paid at closing.

         (e) REAL ESTATE TAXES. All taxes (real and personal) and assessments shall be paid by Lessee.

         (f) TRANSFER TAXES. Any transfer tax, including tax(es) on the Deed, shall be paid by Lessor at closing. Lessor and Lessee shall each pay fifty percent (50%) of the surtax due upon recording of the Deed.

         (g) RECORDING FEES. Recording of the Deed will be at Lessee's expense. Recording of any documents needed to clear title shall be at Lessor's expense.

         (h) TITLE INSURANCE. Lessee shall pay for all costs associated with the issuance of a title insurance policy other than curative documents required from Lessor.

         (i) ESCROW FEES. Any escrow and/or closing fees charged by the title insurance company shall be paid by Lessee.

         (j) DEFAULT. In the event the Contract is terminated, canceled, or the closing does not occur as a result of a default by one of the parties, the parties hereby agree that this Lease and all of the parties' obligations hereunder, shall remain in full force and effect, except in the event of a default by Lessee under the terms of the Contract, in which event the Lease shall remain in full force and effect but for Lessee's right to exercise the Option during the Extension(s) which shall be terminated.

Section 16.9 NO FURTHER ENCUMBRANCES. Lessor agrees neither to sell nor encumber the Premises during the Term and any extension and agrees to deliver title in the condition existing at the commencement of the Term of this Lease, excepting all real estate taxes for subsequent years.

Section 16.10 NOTICES. Notices to Lessor shall be sent by either certified mail, courier, telegram or telecopy to the address indicated on the first page of this Lease.

Section 16.11 MISCELLANEOUS.   No term or condition of this Option will be
deemed to have been waived or amended unless expressed in writing. This Option shall be binding upon and inure to the benefit of the parties, their successors or assigns.


                                     XVII.

                                SECURITY DEPOSIT

Upon execution of this Lease by Lessee, Lessee shall deliver the sum of THIRTEEN THOUSAND EIGHTY-EIGHT AND NO/100 DOLLARS ($13,088.00) as a security deposit to be held by Lessor. Said sum shall be held by Lessor as security for the faithful performance by Lessee of all the terms, covenants and conditions of this Lease to be kept and performed by Lessee and not as an advance rental deposit or as a measure of Lessor's damage in case of Lessee's default. If Lessee defaults with respect to any provision of this Lease, Lessor may use any part of the Security Deposit for the payment of any Rent or Additional Charge any other sum in default, or for the payment of any amount which Lessor may spend or become obligated to spend by reason of Lessee's default, or to compensate Lessor for any other loss or damage which Lessor may suffer by reason of Lessee's default, or for payment of an earnest money deposit under the Contract in the event Lessee exercises the Option. If the Security Deposit or any portion thereof is so used, Lessee shall within five (5) days after written demand therefor, deposit with Lessor an amount sufficient to restore the Security Deposit to its original amount and

Lessee's failure to do so shall be a material breach of this Lease. Except to such extent, if any, as shall be required by law, Lessor shall not be required to keep the Security Deposit separate from its general funds, and Lessee shall not be entitled to interest on such deposit. Lessor agrees that the amount of the Security Deposit to be returned to Lessee shall include the sum of FIVE HUNDRED TWENTY-THREE AND 51/100 DOLLARS ($523.52) for each lease year. The foregoing sum shall be prorated in the event Lessee exercises the Option prior to the completion of a lease year. If Lessee shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Lessee within fifteen (15) days after termination of this Lease provided all of Lessee's material obligations under this Lease have been fulfilled.

The Lessor and Lessee have respectively signed this Lease as of the date indicated on the first page of this Lease.


Witnesses for Lessor:                      BURGER KING CORPORATION

/s/ Pamela Bernal                          By: /s/ Debra G. Reece
- ----------------------------------             ---------------------------------
Print Name: /s/ Pamela Bernal              Print Name: Debra G. Reece
           -----------------------                     -------------------------
                                                       Vice President

/s/ Lisa Wilson                            Attest: /s/ Tony Moralejo
- ----------------------------------                ------------------------------
Print Name: /s/ Lisa Wilson                Print Name: Tony Moralejo
           -----------------------                     -------------------------
                                                       Assistant Secretary

                                                                      LESSOR
                                                            (Corporate Seal)

Witnesses for Lessee:                      PRECISION RESPONSE
                                           CORPORATION

                                           By:/s/ Thomas C. Teper
- ----------------------------------            ----------------------------------
Print Name:                                   Thomas C. Teper, Vice President
           -----------------------
/s/ Debra L. DiSparano                     By: /s/ Gail Gordon
- ----------------------------------            ----------------------------------
Print Name: /s/ Debra L. DiSparano         Print Name: /s/ Gail Gordon
           -----------------------                    --------------------------
                                           Title: SEC
                                                 -------------------------------
                                                                        LESSEE
                                                              (Corporate Seal)

                                  EXHIBIT "A"

                         LEGAL DESCRIPTION OF PREMISES

                 Lot 9 in Block 3 of DEERWOOD PARK OF INDUSTRY SECTION ONE, according to the plat thereof, recorded in Plat Book 118, at Page 31, of the Public Records of Dade County, Florida.

                                  EXHIBIT "B"

                        CONTRACT FOR SALE OF REAL ESTATE

         THIS CONTRACT between BURGER KING CORPORATION ("Seller"), a Florida corporation, whose address is 17777 Old Cutler Road, P. O. Box 020783, Miami, Florida 33102-0783, and _______________________________________________________
_______________("Purchaser"), whose address is _______________________________
__.

         1.      TRANSACTION.

                 1.1 EXERCISE OF OPTION. Seller, as lessor and Purchaser, as lessee are currently parties to that certain Lease Agreement and Option to Purchase Real Property dated _____________, 1996 (the "Lease"). The Lease provides Purchaser with an option and right to purchase the Property defined in Paragraph 1.2 below, upon certain terms and conditions more particularly described in the Lease. Purchaser has elected to exercise the Option and the parties desire to confirm their agreement.

                 1.2 SALE OF REAL PROPERTY. Pursuant to the Lease and the Option, Seller agrees to sell and Purchaser agrees to buy that certain parcel of real property together with the building(s), fixture(s) and improvement(s) located thereon, if any, situated, lying and being in the City of___________ _______________, County of _____________ ___, State of ___________________, and
more particularly described on Exhibit A attached hereto and made a part hereof (the "Property").

         2. PURCHASE PRICE. Purchaser agrees to purchase the Real Property for the sum of _________________________ ___________ DOLLARS
($__________) (the "Purchase Price"). The Purchase Price is to be paid as follows:

                 2.1 DEPOSIT. Concurrently with the execution of this Contract by Purchaser, Purchaser has delivered to Seller, a check in the sum of _______________________ DOLLARS, ($_____________________.00), representing an earnest money deposit towards the Purchase Price (the "Deposit"). If the check does not represent immediately available funds by the end of business on _______________, 199__, Seller shall have the right to terminate this Contract without recourse to Purchaser and both parties shall be released from any further obligations hereunder. The Deposit shall be held by Seller or by a title insurance company acceptable to Seller, and shall be considered as a portion of the Purchase Price.

                 2.2 BALANCE PAYABLE. Purchaser shall pay the balance of the Purchase Price (adjusted for prorations in accordance with this Contract) to Seller on the Closing Date by Federal Reserve wire transfer in accordance with Seller's written instructions.

         3. TITLE TO THE PROPERTY. Seller represents title to the Property to be insurable and agrees to convey title to the Property by Special Warranty Deed, subject to all taxes not yet due and payable, all restrictions, conditions, reservations, limitations of record, and easements of record and in place, including the title exceptions described in Exhibit "B" hereto, current zoning, and any condition which a physical inspection of the Property and an accurate and complete survey of the Property would disclose (collectively, the "Permitted Exceptions").

         4.      INSPECTION PERIOD.

                 4.1 TIME PERIOD; RIGHT TO TERMINATE. Purchaser shall have the right, which may be exercised at any time from and after the "Effective Date", (as herein defined") to that date which is sixty (60) days after the Effective Date (the "Inspection Period"), to conduct such investigations, at Purchaser's sole cost and expense, with respect to the Property as Purchaser deems appropriate to evaluate the suitability of the Property for Purchaser's intended use ("Purchaser's Inspection"), including the right to survey and inspect the Property; provided, that Purchaser shall not drill any holes in the soil or any improvement located on the Property without Seller's prior written consent, which consent may be unreasonably withheld. If Purchaser's Inspection: (a) discloses any condition which would materially and adversely affect: (i) the value of the Property, (ii) Purchaser's ability to finance the purchase of the Property, or (iii) Purchaser's intended use of the Property; or (b) discloses the existence on the Property of hazardous waste or Hazardous Substances, as defined by applicable federal, state or municipal law, statute or ordinance, or rules and regulations promulgated pursuant thereto, then Purchaser shall have the right to terminate this Contract by giving written notice to Seller no later than the last day of the Inspection Period accompanied by a copy of the survey, inspection agreement or other document upon which Purchaser is relying in terminating this Contract in accordance with the foregoing. Upon receipt by Seller of such notice and accompanying documentation in accordance with the foregoing, this Contract shall terminate, except as to those provisions which specifically survive termination, the Deposit, less any escrow fee, shall be returned to Purchaser, and the parties shall be released from any further obligations hereunder, except as to those obligations which expressly survive termination of this Contract. In the event such notice of cancellation is not timely given by the expiration of the Inspection Period, the foregoing condition precedent shall be deemed waived and satisfied in full.

                 4.2 NO WARRANTIES. Seller does not warrant, either expressly or impliedly, the condition or fitness of the Property, including the building(s), fixture(s) or improvement(s), if any, to be conveyed hereunder, or any use as to which any of the foregoing may be put. Any such express or implied warranty being hereby expressly disclaimed and negated. Purchaser further acknowledges that: (i) neither Seller, nor any officer, director, shareholder, employee, agent, attorney, broker or other representative of Seller, has made any representations or warranties of any kind whatsoever, either express or implied, with respect to the Property; and (ii) Purchaser is not relying on any representation, warranty or other statement or covenant, express or implied, of Seller or any officer, director, shareholder, employee, agent, attorney, broker or other representative of Seller, with respect to the Property or any component thereof, regarding: Seller's occupancy, use, maintenance, ownership and operation thereof and the physical and structural condition and state of repair thereof; the adequacy or fitness thereof for any contemplated use or purpose; the location thereof and the ability to obtain access thereto; compliance with applicable local, municipal, regional, state, federal or other statutes, laws, codes, ordinances, regulations, rules or requirements, including, without limitation, any of same relating to leasing, zoning, subdivision, planning, land use, building, fire, safety, health, environmental, hazardous waste, hazardous or toxic substances or other injurious materials; the use or existence or prior use or existence of any hazardous waste, hazardous or toxic substances or other injurious materials on, under or above the Property, or the migration of such materials and substances to or from the Property.

                 4.3 AS-IS. Purchaser acknowledges and agrees then if Purchaser does not exercise its right to terminate this Contract prior to the expiration of the Inspection Period in accordance with paragraph 4.1 above, then, upon expiration of the Inspection Period, Purchaser shall be deemed to and shall have: (i) accepted the Property "AS-IS", in its present condition, including, without limitation, any latent defects not observable or discoverable by inspection, (ii) satisfied itself as to all matters described in paragraph 4.2 above, and (iii) waived any claim of any kind against Seller, its attorneys, agents and other representatives, and their respective heirs, successors, personal representatives and assigns, with respect to the Property. Purchaser represents that it is knowledgeable in real estate matters. The provisions of this paragraph 4.3 shall survive closing or termination of this Contract.

                 4.4 INDEMNIFICATION. Purchaser shall indemnify and hold Seller harmless from and against any damage to the Property or any claims or liens against Seller and/or the Property caused by or arising from Purchaser's Inspection. The provisions of this paragraph 4.4 shall survive closing or termination of this Contract.

         5. CONDEMNATION OR CASUALTY. If, prior to closing, any part of the Property is condemned or appropriated by a public authority or any party exercising the right of eminent domain and/or if the building(s), fixture(s) and/or improvement(s) on the Property, if any, shall be destroyed or then this Contract, at the election of Purchaser may be terminated by written notice to Seller , and the Deposit paid by Purchaser shall be returned, less any escrow fee. Upon any such termination, neither party shall have any obligations to the other under this Contract except as to those obligations which specifically survive termination. Notwithstanding the foregoing, upon such termination, Seller and Purchaser hereby agree that the Lease and all of the parties' obligations thereunder, shall remain in full force and effect. The proceeds or award received by Purchaser on account of such condemnation or casualty, less the actual cost, fees and expenses, if any, incurred by Seller in connection with adjustment of the proceeds or award, shall be applied or apportioned pursuant to the terms of the Lease; provided, however, that neither party shall have an obligation to restore the Property notwithstanding language to the contrary contained in the Lease. If, however, Seller fails to restore the Property, Purchaser may cancel the Lease as of the effective date of such casualty or condemnation. Should Purchaser the elect not to terminate this Contract, Purchaser will proceed to close the transaction subject to any such condemnation, damage or casualty in accordance with the terms herein, and the Purchase Price shall be reduced by the amount of any compensation received by Seller and Seller will assign all of its rights to Purchaser for all unpaid compensation. The balance of the Purchase Price shall be paid by Purchaser at closing.

         6. TITLE EXAMINATION. Purchaser shall have thirty (30) days from the Effective Date (the "Title Examination Period") to examine title to the Property at Purchaser's sole cost and expense and to object to: (i) any defect of title which was not as represented by Seller in this

Contract, or an exception other than a Permitted Exception; or (ii) the location of any easement on the Property which renders title uninsurable and/or unmarketable or which would materially adversely interfere with the construction and use of Purchaser's contemplated improvements to the Property. Seller, upon receipt of written notification of such defect, shall have the right, but not the obligation to: (i) satisfy, release or cure same at any time prior to or concurrently with, the Closing or a reasonable period of time therefor; or (ii) cause such defect to be removed from Purchaser's title insurance commitment or affirmatively insured against by Purchaser's title
insurance company.    If such defect is a liquidated claim or judgment,
recorded against the Property or Seller on or after the effective date of the Lease, Seller shall cause such claim or judgment to be removed from the Property to a surety bond or other security, all at Seller's sole option and expense. If Seller fails to satisfy, release, remove, insure over or bond off any such defect within a reasonable time and is unable to deliver title as herein provided, then Purchaser may (i) accept title to the Property in its existing condition without adjustment or abatement in the Purchase Price (except if Seller was obligated to remove such condition); or (ii) Purchaser may terminate this Contract, whereupon both parties shall be released from further performance hereunder, except as to those obligations which specifically survive termination, and the Deposit, less any escrow fee, shall be returned to Purchaser. Seller shall provide to Purchaser a copy of any title insurance policy or survey for the Property in Seller's possession. Purchaser shall not have the right to object to title or to terminate this Contract by reason of any defect which is caused by Purchaser or any party claiming by, through, or under Purchaser. Notwithstanding any of the foregoing, Seller shall have no obligation to file a lawsuit or any other action to effect a cure of any defect.

         7. CLOSING. Closing (the "Closing") shall take place within thirty (30) days following the exercise of Purchaser's option to purchase (such date, or any date to which such date may be extended pursuant to other provisions of this Contract, is the "Closing Date"), at the office of Seller, or at the office of Purchaser's attorneys. Any closing or escrow fees charged by the title insurance company shall be paid by Purchaser at Closing.

         8. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller as follows:

                 8.1 AUTHORIZATION. Purchaser has the full power and authority to execute, deliver and perform the terms and conditions of this Contract and has taken all necessary action to do so.

                 8.2      NO VIOLATION.     The consummation of the
transactions contemplated by this Contract will not result in any violation of any contractual provision to which the Purchaser is a party or otherwise is or may be bound.

                 8.3 ABILITY TO PERFORM. Purchaser represents and warrants that Purchaser has the financial ability to perform the terms and conditions of this Contract and, specifically, to pay the Purchase Price, subject to the proration's herein described, on the Closing Date.

         9.      CLOSING COSTS, PRORATION'S AND CREDITS.

                 9.1 TRANSFER TAXES; TITLE INSURANCE. The documentary stamp tax on the Special Warranty Deed shall be paid by Seller. The surtax on the Special Warranty Deed shall be divided equally between Seller and Purchaser. The cost of recording the Special Warranty Deed shall be paid by Purchaser at the time of closing. Purchaser shall pay the cost of abstracting and the title insurance cost and risk premium for the owner's title insurance policy as described in Paragraph 6 of this Contract. Seller shall pay for the cost of recording any curative title instruments.

                 9.2 PROPERTY TAXES AND ASSESSMENTS. All real estate and personal property taxes for the current year shall be paid by Purchaser. Purchaser shall also pay any and all assessments assessed against the Property or Purchaser's business activities.

                 9.3 MUNICIPAL SERVICES. All waste and garbage charges, if any, and all other similar charges shall be paid by Purchaser.

         10. DEFAULT. In the event either party defaults under the terms and conditions of this Contract, whereby the other has a right of termination, the party not in default shall give fifteen (15) days written notice by certified mail of the grounds for declaring default to the defaulting party. The defaulting party shall have fifteen (15) days after receipt of notice of default to cure the default. If the default has not been cured within the prescribed period of time, the party not in default may terminate this Contract. In the event Seller is the defaulting party, Purchaser shall have the right to seek specific performance or the return of the Deposit as Purchaser's sole and exclusive remedy. If Purchaser requests the return of the Deposit in lieu of filing an action for specific performance, the Deposit will be applied to the Security Deposit under the Lease to restore the Security Deposit to its original amount, and the balance shall be returned to Purchaser. In no event shall Purchaser have a right to recover any damages for Seller's breach of its obligations hereunder. In the event Purchaser is the defaulting party, the parties have agreed that the Deposit may be retained by Seller as agreed upon liquidated damages. This provision for liquidated and agreed upon damages contained herein is a bona fide provision as such and it is not a penalty, the parties understanding that by reason of Seller binding itself to the sale of the Property, and withdrawing it from the market, that Seller will have sustained a damage if Purchaser defaults, which will be substantial but which will be difficult, if not incapable of determination with mathematical precision, and therefore, as aforesaid, the provision for liquidated and agreed upon damages has been incorporated in this Contract as a bona fide provision beneficial to both parties. The payment of the Deposit to Seller shall not relieve Purchase of its obligation to restore the Security Deposit under the Lease to its original amount.

         11. NOTICES. Any notice, request, demand, instruction or other communication to be given to any party hereunder, except where required to be delivered at the Closing, shall be in writing and shall be hand-delivered or sent by telegram, telecopier, Federal Express or a comparable overnight courier or mail service, or mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, to such party at its address set forth below. Notice shall be deemed to have been given upon receipt of said notice. The addressees and addresses for the purpose of this paragraph may be changed by giving notice as provided herein. Unless and until such written notice is received, the last addressee and address stated herein shall be deemed to continue in effect for all purposes hereunder.

As to Seller:             Burger King Corporation
                          17777 Old Cutler Road
                          P.O. Box 020783
                          Miami, Florida 33102-07833
                          Attention:  General Counsel

As to Purchaser:          Precision Response Corporation
                          1505 N. W. 167th Street
                          Miami, Florida 33169

         13. WAIVER; PRIOR AGREEMENTS; SUCCESSORS AND ASSIGNS. No term or condition of this Contract will be deemed to have been waived or amended unless expressed in writing and the waiver of any such condition or the breach of any term will not be a waiver of any subsequent breach of the same or other term or condition. This Contract constitutes the entire contract between the parties, which incorporates all prior written and/or oral understandings. This Contract shall be binding upon the parties, their heirs, successor or assigns.

         14. DEED RESTRICTION. The Special Warranty Deed shall recite that the Property shall not be used for a fast-food restaurant which derives fifty percent (50%) or more of its gross sales from the sale of hamburger products, or for the advertising of any such restaurant, for a period of ten (10) years from the date of Closing and that all such restrictions shall be enforceable by the Seller, its successors or assigns, by any available remedy at law and in equity.

         15. ASSIGNMENT. This Contract shall not be assigned by Purchaser without the express written consent of Seller first had and obtained.

         16. COMMISSIONS. Seller agrees to pay a sales commission of _______________________ DOLLARS ($_________) from the proceeds of the Closing on the consummation, pursuant to the terms contained in this Contract, of the subject transaction. Such commission shall be due and payable if and only if Closing occurs in accordance with this Contract. The foregoing sales commission shall be equally split between _____________________ ($_________), who represents the Seller in this transaction, and ________________________ ($_________), who represents the Purchaser in this transaction. Each party represents and warrants to the other that there is no other commission due or payable in connection with this transaction. Seller shall indemnify, defend and hold Purchaser harmless from any claims for fees or commissions made upon Purchaser by any broker representing Seller if other than the broker disclosed herein. Purchaser shall indemnify, defend and hold Seller harmless from any claims for fees and/or commissions made upon Seller by any broker representing Purchaser if other than the broker disclosed herein. The provisions of this paragraph 16 shall survive Closing or termination of this Contract.

         17. RELATIONSHIP OF PARTIES. Nothing contained in this Contract or in the activities contemplated hereby shall be construed to create the relationship of principal and agent, partnership, joint venture, trust, tenants in common or any other relationship between the parties hereto, other than separate and distinct entities dealing at arm's length as Seller and Purchaser, respectively, for their own separate interests and benefit.

         18. LIKE-KIND EXCHANGES. In connection with this transaction, the parties agree to cooperate in effecting IRC 1031 tax free exchanges (by Seller or Purchaser, or both) provided that there is no assumption of additional liability and no delay in the Closing of this transaction. Such cooperation may include the execution of an assignment of this Contract to an exchange facilitator and any other documents reasonably requested.

         19. HEADINGS. All descriptive headings of sections and paragraphs in this Contract are inserted for convenience only and shall not affect the construction or interpretation hereof.

         20. TIME IS OF THE ESSENCE. Time is of the essence of each provision hereof. Failure of either party to close the transaction on the date of Closing, without default on the part of the other, shall be considered a default in this Contract.

         21. EFFECTIVENESS OF AGREEMENT. This Contract shall be made and effective as of the date that the last of Purchaser and Seller to execute this Contract shall have done so, ("Effective Date").

         22. ATTORNEYS' FEES. The prevailing party in a suit to enforce the terms of this Contract shall be entitled to reimbursement from the losing party of all costs associated with such suit, including without limitation, reasonable attorneys' fees and paralegal fees through appellate proceedings.

         23. SURVIVAL. Except as expressly set forth herein, no warranties, representations, covenants, obligations or other agreements contained in this Contract shall survive the Closing.

         24. CONSTRUCTION. Should any provision of this Contract require judicial interpretation, it is agreed that the Court interpreting or construing the same shall not construe this Contract against one party more strictly by reason of any rule of interpretation which relates to the source of preparation of a document, it being agreed that the agents of all parties have participated in the preparation of this Contract and that legal counsel was consulted by each party prior to its execution hereof.

         25. EXCLUSIVITY OF AGREEMENT. This Contract is made for the sole protection of Purchaser and Seller, and no other person shall have any benefit or right of action hereunder.

         26. NO RECORDING. Purchaser shall not record this Contract in the Public Records, and upon any such recording, Purchaser's rights and interests hereunder (including any right Purchaser may have to the return of the Deposit) shall automatically terminate, without further notice to or action of any party.

         27. SECTION 604(E) OF THE INTERNAL REVENUE CODE. Purchaser and Seller agree to cooperate with each other to insure compliance with the provisions of Section 604(e) of the Internal Revenue Code of 1986, as amended, and the rules promulgated thereunder, regarding the filing of an information return and providing of a statement to the Seller with respect to the transactions contemplated by this Contract.


         IN WITNESS WHEREOF, Seller has executed this Contract the_____ day of ____________, 19__.

WITNESSES:                                 BURGER KING CORPORATION,
                                           a Florida corporation,

                                           By:
- --------------------------------              ---------------------------------
Print Name:                                Print Name:
           ---------------------                      -------------------------
                                                            Vice President


                                           Attest:
- --------------------------------                    ---------------------------

Print Name:                                Print Name:
           ---------------------                      -------------------------
                                                         Assistant Secretary

         IN WITNESS WHEREOF, Purchaser has executed this Contract the _____ day of ___________, 19__.

WITNESSES:                                 [PURCHASER]


                                           -----------------------------------,

                                           a
                                             ------------------------

                                           By:
- --------------------------------              ---------------------------------
Print Name:                                Print Name:
           ---------------------                      -------------------------
                                           Title:
                                                 -------------------------------

                                           Attest:
- --------------------------------                  ------------------------------
Print Name:                                Print Name:
           ---------------------                      --------------------------
                                           Title:
                                                 -------------------------------

                                    JOINDER

         The undersigned hereby join in the foregoing Contract for purposes of acknowledging and agreeing to the provisions of paragraph 16 therein.

WITNESSES:                                         [BROKER 1]
                                                   ---------------------------

                                                   By:
- --------------------------------                      ------------------------
Print Name:
           ---------------------                   Name:
                                                        ----------------------
- --------------------------------
Print Name:                                        Title:
           ---------------------                         ---------------------


                                                   [BROKER 2]
                                                   ---------------------------

                                                   By:
- --------------------------------                      ------------------------
Print Name:
           ---------------------                   Name:
                                                        ----------------------
- --------------------------------
Print Name:                                        Title:
           ---------------------                         ---------------------

                                  EXHIBIT "A"

                              LEGAL DESCRIPTION

           Lot in Block 3 of DEERWOOD PARK OF INDUSTRY SECTION ONE, according to the plat thereof, recorded in Plat Book 118, at Page 31, of the Public Records of Dade County, Florida.

                                  EXHIBIT "B"

                              PERMITTED EXCEPTIONS


         [The Permitted Exceptions are those exceptions set forth in Schedule B-II of Seller's existing owner's commitment for policy of title insurance, real property taxes for the current year and any other restrictions, conditions, reservations, or easements existing as of the effective date of the Lease.]










                                       48